     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 1994

                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

         PAINEWEBBER FINANCE L.L.C.                        PAINE WEBBER GROUP INC.
(Exact name of registrant as specified in its   (Exact name of guarantor as specified in its
                    charter)                                      charter)

                  DELAWARE                                        DELAWARE
(State or other jurisdiction of incorporation   (State or other jurisdiction of incorporation
               or organization)                               or organization)

                 APPLIED FOR                                     13-2760086
    (I.R.S. Employer Identification No.)            (I.R.S. Employer Identification No.)

           C/O THEODORE A. LEVINE                            THEODORE A. LEVINE
       VICE PRESIDENT, GENERAL COUNSEL                 VICE PRESIDENT, GENERAL COUNSEL
                 & SECRETARY                                     & SECRETARY
           PAINE WEBBER GROUP INC.                         PAINE WEBBER GROUP INC.
         1285 AVENUE OF THE AMERICAS                     1285 AVENUE OF THE AMERICAS
          NEW YORK, NEW YORK 10019                        NEW YORK, NEW YORK 10019
               (212) 713-2000                                  (212) 713-2000
   (Name, address, including zip code, and         (Name, address, including zip code, and
       telephone number, including area                  telephone number, including
  code, of principal executive offices and      area code, of principal executive offices and
              agent for service)                             agent for service)
                        PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
               PETER S. WILSON                               RICHARD D. SPIZIRRI
           CRAVATH, SWAINE & MOORE                          DAVIS POLK & WARDWELL
               WORLDWIDE PLAZA                              450 LEXINGTON AVENUE
              825 EIGHTH AVENUE                           NEW YORK, NEW YORK 10017
          NEW YORK, NEW YORK 10019                             (212) 450-4000
               (212) 474-1000

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                            ------------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

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                                                                                          PROPOSED                 PROPOSED
                                                                  AMOUNT                   MAXIMUM                  MAXIMUM
                TITLE OF EACH CLASS OF                             TO BE               OFFERING PRICE              AGGREGATE
              SECURITIES TO BE REGISTERED                      REGISTERED(1)             PER UNIT(2)           OFFERING PRICE(2)
- ---------------------------------------------------------------------------------------------------------------------------------
Exchangeable Cumulative Preferred Limited Liability
 Company Interests of PaineWebber Finance L.L.C........    16,000,000 interests              $25                 $400,000,000
- ---------------------------------------------------------------------------------------------------------------------------------
Backup Undertakings by Paine Webber Group Inc. (3).....             --                       --                       --
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Series Preferred Stock of Paine Webber Group Inc.
 (3)(4)................................................             --                       --                       --
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Depositary Shares representing Series Preferred Stock
 of Paine Webber Group Inc. (3)(4).....................             --                       --                       --
- ---------------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------------
                TITLE OF EACH CLASS OF                           AMOUNT OF
              SECURITIES TO BE REGISTERED                    REGISTRATION FEE
- --------------------------------------------------------------------------------
Exchangeable Cumulative Preferred Limited Liability
 Company Interests of PaineWebber Finance L.L.C........          $137,932
- --------------------------------------------------------------------------------
Backup Undertakings by Paine Webber Group Inc. (3).....             --
- --------------------------------------------------------------------------------
Series Preferred Stock of Paine Webber Group Inc.
 (3)(4)................................................             --
- --------------------------------------------------------------------------------
Depositary Shares representing Series Preferred Stock
 of Paine Webber Group Inc. (3)(4).....................             --
- --------------------------------------------------------------------------------
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

(1) The number of Exchangeable Cumulative Preferred Limited Liability Company Interests being registered hereby is such number of such Preferred Limited Liability Company Interests, not to exceed 16,000,000, as may from time to time be issued by PaineWebber Finance L.L.C.
(2) Estimated solely for the purpose of determining the registration fee.
(3) No additional consideration will be received for the Backup Undertakings or Preferred Stock of Paine Webber Group Inc. or Depositary Shares representing such Preferred Stock.
(4) There are also being registered hereunder such indeterminate number of (i) shares of Preferred Stock of Paine Webber Group Inc. issuable in exchange for the Exchangeable Cumulative Preferred Limited Liability Company Interests of PaineWebber Finance L.L.C. and (ii) Depositary Shares representing shares of such Preferred Stock.
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION
     STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY
     SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION
     OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER
     THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION -- MARCH 16, 1994
PRELIMINARY PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH [  ], 1994)

                               [      ] INTERESTS
                           PAINEWEBBER FINANCE L.L.C.
                                    % EXCHANGEABLE
       CUMULATIVE PREFERRED LIMITED LIABILITY COMPANY INTERESTS, SERIES A
               (LIQUIDATION PREFERENCE $25 PER SERIES A INTEREST)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                            PAINE WEBBER GROUP INC.

   The    % Exchangeable Cumulative Preferred Limited Liability Company
Interests, Series A (the "Series A Interests"), offered hereby are being issued by PaineWebber Finance L.L.C. (the "Company"), a Delaware limited liability company. All the common limited liability company interests (the "Common Interests") in the Company are owned, directly and indirectly, by Paine Webber Group Inc. (the "Guarantor"), a Delaware corporation. The net proceeds from the sale of the Company's limited liability company interests, including the Series A Interests, will be loaned by the Company to the Guarantor in exchange for one or more notes of the Guarantor (the "Loan Notes"). Interest and principal payments on the Loan Notes are intended to fund the payment of periodic distributions ("dividends") and redemption and liquidation distributions on the Series A Interests.

   The payment of dividends, if and to the extent declared out of moneys held by the Company and legally available therefor, and payments on liquidation or redemption with respect to the Series A Interests, are guaranteed by the Guarantor to the extent described in the accompanying Prospectus. Holders of the Series A Interests will be entitled to receive cumulative cash dividends, at an
annual rate of    % of the liquidation preference of $25 per Series A Interest, accruing from the date of original issuance and payable monthly in arrears on the last day of each calendar month, commencing March [ ], 1994.

   The Series A Interests are redeemable as provided herein at the option of the Company (with the Guarantor's consent) at any time after March [ ], 1999 and will be redeemed, under certain circumstances, from the proceeds of any cash prepayment or repayment by the Guarantor of the Loan Notes, in each case at a cash redemption price of $25 per Series A Interest, plus accrued and unpaid dividends to the redemption date. See "Certain Terms of the Series A
Interests -- Optional Redemption". In the event of the liquidation of the Company, holders of Series A Interests will be entitled to receive for each Series A Interest a liquidation preference of $25 plus accrued and unpaid dividends to the date of payment, subject to certain limitations. See "Certain Terms of the Series A Interests -- Liquidation Distribution".

   Subject to certain conditions, on any dividend payment date on or after September [ ], 1994, the Guarantor may deliver to the Company, in exchange for the Loan Notes, Depositary Shares representing a new issue of the Guarantor's
   % Cumulative Preferred Stock, Series [ ] (the "Guarantor Preferred Stock"), having a liquidation preference of $200 per share, and an aggregate fair market value, as determined by the Guarantor's financial advisor (which may be an affiliate of the Guarantor), or an aggregate liquidation preference, all as more fully described herein, equal to the unpaid principal amount of the Loan Notes and any unpaid interest accrued to the date of such exchange. Each Depositary Share will represent one-eighth of a share of the Guarantor Preferred Stock, will have a proportionate liquidation preference of $25, and will entitle the holder to all proportional rights and preferences of the Guarantor Preferred Stock. In the event of such exchange, the Company shall be obligated to redeem the Series A Interests, as an entirety, solely in exchange for Depositary Shares at a rate of one Depositary Share for each outstanding Series A Interest (or, under certain circumstances, 1.2 Depositary Shares for each Series A Interest, with a corresponding increase in the number of Depositary Shares that the Guarantor is obligated to deliver to the Company). See "Certain Terms of the Series A Interests -- Mandatory Redemption" and "Certain Terms of the Depositary Shares".

   Application will be made to list the Series A Interests on the New York Stock Exchange (the "NYSE").
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
          OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------
                                              Price to                      Underwriting                    Proceeds to
                                             Public(1)                     Commissions(2)                  Company(1)(4)
- --------------------------------------------------------------------------------------------------------------------------
Per Series A Interest...........               $25.00                           (3)                            $25.00
- --------------------------------------------------------------------------------------------------------------------------
Total(5)........................               $[   ]                           (3)                            $[   ]
- --------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------

(1) Plus accrued dividends, if any, from the date of original issuance of any Series A Interests.
(2) The Company and the Guarantor have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(3) Because the proceeds from the sale of the Series A Interests will be loaned to the Guarantor, the Guarantor will pay to the Underwriters, as compensation for their services under the Underwriting Agreement, a
    commission of $   per Series A Interest (or $   in the aggregate). See
    "Underwriting".
(4) Expenses of the offering, which are payable by the Guarantor, are estimated
    to be $   .
(5) The Company has granted to the Underwriters a 30-day option to purchase, on the same terms set forth above, up to [ ] additional Series A Interests at the price to public (with an additional underwriting commission) solely to cover over-allotments, if any. If the option is exercised in full, the total price to public, proceeds to Company and underwriting commissions (payable
    by the Guarantor) will be $     , $     and $     , respectively. See
    "Underwriting".
                            ------------------------
   The Series A Interests are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the several Underwriters, and subject to their right to reject any order in whole or in part. It is expected that delivery of the Series A Interests will be made only in book-entry form through the facilities of The Depository Trust Company on or about March , 1994.
                            ------------------------
PAINEWEBBER INCORPORATED
                                                            [OTHER UNDERWRITERS]
                            ------------------------
           The date of this Prospectus Supplement is March   , 1994.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The Company will not register Series A Interests in the name of, or record the transfer of Series A Interests to, or pay any dividend or distribution on or with respect to the Series A Interests to, any holder, if or to the extent such holder, or any person for whom such holder is acting as a nominee, (a) is known by the Company or its transfer agent to have an address of record outside the United States or (b) is known by the Company or its transfer agent to be other than (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity organized under the laws of the United States or any of its states or the District of Columbia or (iii) an estate or trust that is subject to United States Federal income tax on its worldwide income without regard to source (any such person or entity being a "non-U.S. Person"). The foregoing transfer restrictions shall not preclude the settlement of any transaction in the Series A Interests entered into through the facilities of the NYSE. Payments of dividends payable on Series A Interests to a non-U.S. Person that, despite the foregoing restrictions, holds Series A Interests may be reduced by United States Federal withholding tax. Accordingly, the holding of Series A Interests is not suitable for non-U.S. Persons.

                           PAINEWEBBER FINANCE L.L.C.

     The Company is a limited liability company formed under the laws of the State of Delaware. The Guarantor owns, directly and indirectly, all the outstanding Common Interests of the Company, which Common Interests are nontransferable. The Company exists solely for the purpose of issuing preferred limited liability company interests (the "Preferred Interests" and, together with the Common Interests, the "Membership Interests") and Common Interests and lending the net proceeds thereof to the Guarantor or its subsidiaries in exchange for one or more Loan Notes. The Company will be managed by the Guarantor, in its capacity as a holder of Common Interests (in such capacity, the "Managing Member"). Holders of Membership Interests in the Company are referred to herein as "Members".

                            PAINE WEBBER GROUP INC.

     Paine Webber Group Inc. is a holding company which, together with its operating subsidiaries, forms one of the largest full-service securities and commodities firms in the industry. Founded in 1879, the Guarantor employs approximately 14,400 people in 281 offices worldwide as of December 31, 1993. The Guarantor's principal line of business is to serve the investment and capital needs of individual, corporate, institutional and public agency clients through its broker-dealer subsidiary, PaineWebber Incorporated ("PaineWebber"), and other specialized subsidiaries. The Guarantor holds memberships in all major securities and commodities exchanges in the United States, and makes a market in many securities traded on the Automated Quotation System of the National Association of Securities Dealers, Inc. ("NASD") or in other over-the-counter markets. Additionally, PaineWebber is a primary dealer in U.S. government securities.

     The Guarantor is comprised of four interrelated core business groups -- Retail Sales and Marketing, Institutional Sales and Trading, Investment Banking and Asset Management -- which utilize common operational and administrative personnel and facilities.

     RETAIL SALES AND MARKETING consists primarily of a domestic branch office system and consumer product groups through which PaineWebber and certain other subsidiaries provide clients with financial services and products, including the purchase and sale of securities, option contracts, commodity and financial futures contracts, direct investments, selected insurance products, fixed income instruments and mutual funds. The Guarantor may act as principal or agent in providing these services. Fees charged vary according to the size and complexity of a transaction, and the activity level of a client's account.

     INSTITUTIONAL SALES AND TRADING is comprised of five businesses: Fixed Income, U.S. Equity, International, Derivatives and Research. The Guarantor places securities with, and executes trades on behalf of, institutional clients both domestically and internationally. In addition, the Guarantor takes positions in both listed and unlisted equity and fixed income securities to facilitate client transactions or for the Guarantor's own account.

     Through the INVESTMENT BANKING group, the Guarantor provides financial advice to, and raises capital for, a broad range of domestic and international corporate clients. Corporate Finance manages and underwrites public offerings, participates as an underwriter in syndicates of public offerings managed by others, and provides advice in connection with mergers and acquisitions, lease financings and debt restructurings. The Municipal Securities group originates, underwrites, sells and trades taxable and tax-exempt issues for municipal and public agency clients.

     The ASSET MANAGEMENT group is comprised of Mitchell Hutchins Asset Management Inc. ("MHAM"), Mitchell Hutchins Institutional Investors Inc. ("MHII") and Mitchell Hutchins Investment Advisory division ("MHIA"). MHAM and MHII provide investment advisory and portfolio management services to pension and endowment funds. MHAM also provides investment advisory and portfolio management services to individuals and mutual funds. MHIA provides portfolio management services to individuals, trusts and institutions.

     The securities business is one of the nation's most highly regulated industries. Violations of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines, and the suspension or expulsion of a firm, its officers or employees. The Guarantor's securities business is regulated by various agencies, including the Securities and Exchange Commission (the "Commission"), the NYSE, the Commodity Futures Trading Commission and the NASD.

     The Guarantor's principal executive offices are located at 1285 Avenue of the Americas, New York, New York 10019 (Telephone: (212) 713-2000).

     For purposes of the foregoing description, all references to the "Guarantor" refer collectively to Paine Webber Group Inc. and its operating subsidiaries, unless the context otherwise requires.

                    CERTAIN TERMS OF THE SERIES A INTERESTS

GENERAL

     The following is a summary description of certain terms of the Series A Interests and supplements the description of certain general terms of the Preferred Interests of any series set forth in the accompanying Prospectus under the heading "Description of the Preferred Interests", to which description reference is hereby made. As indicated therein, Preferred Interests of the Company may be issued from time to time in one or more series with such dividend rights, liquidation preferences, redemption provisions, voting rights and other rights, powers and duties as are established by the Limited Liability Company Agreement (the "L.L.C. Agreement") of the Company and a written action (the "Action") taken, or to be taken, by the Managing Member to amend and supplement the L.L.C. Agreement (which Actions, when taken, are deemed to amend and supplement and be a part of the L.L.C. Agreement). The Series A Interests constitute one such series of Preferred Interests of the Company. The summary of certain terms of the Series A Interests set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the L.L.C. Agreement (including the Action) establishing the rights, powers and duties relating to the Series A Interests, a copy of which Action will have been filed with the Commission at or prior to the time of the sale of the Series A Interests.

DIVIDENDS

     Cumulative dividends on the Series A Interests will accrue at a rate per
annum of   % of the liquidation preference thereof (or $       per Series A
Interest per annum) from the date of original issuance thereof and will be payable monthly in arrears on the last day of each calendar month of each year, commencing March [ ], 1994, when, as and if declared by the Managing Member, except as otherwise described under "Description of the Preferred
Interests -- Dividends and -- Certain Restrictions on the Company" in the accompanying Prospectus, to holders of record on the fifth Business Day preceding the relevant payment date. Payment of dividends is limited in relation to the amount of funds held by the Company and legally available therefor. See "Description of the Preferred Interests -- Dividends" in the accompanying Prospectus. Dividends will be computed on the basis of twelve 30-day months and a 360-day year and, for any dividend period shorter than a full calendar month, will be computed on the basis of the actual number of calendar days elapsed in such period.

     Dividends on the Series A Interests will be declared by the Managing Member in any calendar year or portion thereof to the extent that the Company reasonably anticipates that at the time of payment it will have, and will be paid by the Company to the extent that at the time of proposed payment it has, funds legally available for the payment of such dividends and sufficient to permit such payment. It is anticipated that such funds will be derived from payments by the Guarantor of interest on the Loan Notes. See "Description of the Loans".

MANDATORY REDEMPTION

     The proceeds from any prepayment or repayment in cash of the principal of any Loan Notes shall be applied to redeem Series A Interests at a redemption price of $25 per Series A Interest plus accrued and unpaid dividends to the date fixed for redemption, provided that all or any portion of the principal amount prepaid or repaid by the Guarantor may be reloaned to the Guarantor, and not used for such redemption, if at the time of such new loan, and as determined in the judgment of the Managing Member and its financial advisor (which may be an affiliate of the Guarantor), (i) the Guarantor is not the subject of a pending case under the United States Bankruptcy Code, (ii) the Guarantor is not in default on any loan pertaining to Preferred Interests of any other series ranking pari passu with the Series A Interests, (iii) the Guarantor has timely made all required monthly payments of interest on the Loan Notes for the immediately preceding nine months, (iv) the Company is not in arrearage on payments of dividends on the Series A Interests, (v) the Guarantor is expected to be able to make timely payment of principal and interest on such new loan,
(vi) such new loan is being made on terms, and under circumstances, that are no less favorable to the Company than those that a lender would require for a similar loan to an unrelated party, (vii) such new loan is being made at a rate of interest sufficient to provide monthly payments of interest equal to or greater than the amount of monthly dividend payments required in respect of the Series A Interests, (viii) such new loan is being made for a fixed term that is consistent with market circumstances and the Guarantor's financial condition, and (ix) in any event, no new loan shall have a final maturity later than the ninetieth anniversary of the original issuance of the Series A Interests.

     As more fully described under "Description of the Loans -- Optional Exchange", on any dividend payment date on or after September [ ], 1994, the Guarantor may deliver to the Company, in exchange for the Loan Notes, Depositary Shares representing Guarantor Preferred Stock having an aggregate fair market value, as determined by the Guarantor's financial advisor (which may be an affiliate of the Guarantor), or aggregate liquidation preference, whichever is greater, equal to the unpaid principal amount of the Loan Notes plus all accrued and unpaid interest thereon. In the event of such exchange, the Company will be obligated to redeem all the Series A Interests as an entirety solely in exchange for Depositary Shares, each representing a one-eighth interest in a share of Guarantor Preferred Stock at a rate of one Depositary Share for each Series A Interest to be redeemed; provided, however, that if, on the date that notice of the redemption is mailed to holders of Series A Interests, the rating assigned to any outstanding publicly held long-term senior unsecured debt obligation of the Guarantor by either Standard & Poor's Corporation or Moody's Investors Services, Inc. is not at least BBB-and Baa3 (or the equivalent ratings), respectively, then (i) the rate of exchange shall be 1.2 Depositary Shares for each Series A Interest to be redeemed and (ii) the Guarantor shall be obligated to deliver to the Company in exchange for the Loan Notes 1.2 times the number of Depositary Shares which would have been deliverable otherwise. See "Certain Terms of the Guarantor Preferred Stock" and "Certain Terms of the Depositary Shares." On the redemption date, all dividends on the Series A Interests so redeemed will cease to accrue and all rights of the holders of the Series A Interests as members of the Company shall cease, except the right to receive the Depositary Shares. Notice of such redemption will be given by the Company by mail to each record holder of Series A Interests not less than 30 nor more than 60 days prior to the date fixed for such redemption. If, in connection with such redemption, a holder of Series A Interests would otherwise be entitled to a fractional Depositary Share, such holder will receive, in lieu of such fractional Depositary Share, a cash payment in an amount representing such holder's proportionate interest in the net proceeds from the sale on behalf of such holder and all other holders who otherwise would be entitled to a fractional Depositary Share, of whole Depositary Shares representing the aggregate of such fractional Depositary Shares. The Company shall appoint an agent (which may be an affiliate of the Company) to conduct such sale.

OPTIONAL REDEMPTION

     The Series A Interests are redeemable for cash, at the option of the Company (with the prior consent of the Guarantor), in whole or in part, at any time and from time to time, on or after March [ ], 1999, upon not less than 30 nor more than 60 days' notice to the holders of the Series A Interests, at the redemption price of $25 per Series A Interest, plus accrued and unpaid dividends to the date fixed for redemption.

LIQUIDATION DISTRIBUTION

     In the event of any liquidation, dissolution or winding up of the Company, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of any class or classes of Membership Interests or any series of Preferred Interests ranking junior to the Series A Interests upon liquidation, the holders of the Series A Interests shall be entitled to receive, but together with the holders of every other series of Preferred Interests outstanding, if any, ranking pari passu with the Series A Interests as to distribution of assets on liquidation, dissolution or winding up of the Company ("Company Liquidation Parity Interests"), an amount equal, in the case of the holders of the Series A Interests, to the aggregate of the liquidation preference of $25 per Series A Interest and all accrued and unpaid dividends to the date of payment (the "Liquidation Distribution"); but such holders shall be entitled to no further payment. If, upon any such liquidation, dissolution or winding up, the Liquidation Distribution can be paid only in part because the Company has insufficient assets available to pay in full the aggregate Liquidation Distribution and the aggregate maximum Liquidation Distribution on the Company Liquidation Parity Interests, then the amounts payable directly by the Company on the Series A Interests and on such Company Liquidation Parity Interests shall be paid on a pro rata basis, so that

          (i) (x) the aggregate amount paid as the Liquidation Distribution on the Series A Interests bears to (y) the aggregate amount paid as the Liquidation Distribution on the Company Liquidation Parity Interests the same ratio as

          (ii) (x) the aggregate Liquidation Distribution bears to (y) the aggregate maximum Liquidation Distribution on the Company Liquidation Parity Interests.

VOTING RIGHTS

     If (i) the Company fails to pay dividends in full on the Series A Interests for nine consecutive monthly dividend periods or (ii) the Guarantor breaches any of its obligations under the Loan Notes or the Guarantor breaches any of its obligations under the Guarantee (as defined in "Description of the Guarantee" in the accompanying Prospectus), then the holders of the outstanding Series A Interests, together with the holders of any other series of Preferred Interests having the right to vote for the appointment of a trustee in such event, acting as a single class, will be entitled, by ordinary resolution passed by the holders of a majority in liquidation preference (plus all accrued and unpaid dividends) of such Preferred Interests present in person or by proxy at a separate general meeting of such holders convened for such purpose, to appoint and authorize a trustee to enforce against the Guarantor the Company's rights as a creditor in respect of the Loan Notes, to enforce the obligations undertaken by the Guarantor under the Guarantee and to declare and pay dividends. Not later than 30 days after such entitlement arises, the Managing Member will convene a separate general meeting for the above purpose. If the Managing Member fails to convene such meeting within such 30-day period, the holders of 10% in aggregate liquidation preference (plus all accrued and unpaid dividends) of the outstanding Series A Interests and such other Preferred Interests will be entitled to convene such separate general meeting. The provisions of the L.L.C. Agreement relating to the convening and conduct of the general meetings of Members will apply with respect to any such separate general meeting. Any trustee so appointed shall vacate office, subject to the terms of such other Preferred Interests, if the Company (or the Guarantor pursuant to the Guarantee) shall have paid in full all accrued and unpaid dividends on the Series A Interests (if the event that gave rise to such appointment was clause (i) of this paragraph) or such breach by the Guarantor shall have been cured (if the event that gave rise to such appointment was clause (ii) of this paragraph).

     If any resolution is proposed for adoption by the Members of the Company providing for, or the Managing Member proposes to take, any action that will (x) amend, alter or repeal the provisions of the L.L.C. Agreement (including the Actions) creating the Series A Interests so as to materially and adversely affect any rights or powers of the Series A Interests or the holders thereof or result in the authorization or issuance of any Membership Interests of the Company ranking, as to dividends or upon liquidation, senior to the Series A Interests, (y) result in the liquidation, dissolution or winding up of the Company or (z) modify the provisions of the L.L.C. Agreement prohibiting transfer or assignment of Common Interests, then the holders of outstanding Series A Interests (and, in the case of a resolution described in clause (x) above that would, to a like extent, materially and adversely affect the rights or powers of any Company Dividend Parity Interests (as defined in "Description of the Preferred Interests -- Certain Restrictions on the Company" in the accompanying Prospectus) or any Company Liquidation Parity Interests, such Company Dividend Parity Interests or such Company Liquidation Parity Interests, as the case may be, or, in the case of any resolution described in clause (y) or
(z) above, all Company Liquidation Parity Interests) will be entitled to vote together as a class on such resolution (but not on any other resolution) (i) at a separate meeting of such holders, (ii) at the general meeting of Members called for the purpose of adopting such resolution or (iii) without a meeting but in writing, and such resolution shall not be effective except with the approval, in the case of clauses (i) and (ii), of the holders of 66 2/3% in aggregate liquidation preference (plus all accrued and unpaid dividends) of such outstanding Interests present in person or by proxy at a meeting at which 66 2/3% in aggregate liquidation preference (plus all accrued and unpaid dividends) of such Interests are so present or, in the case of clause (iii), by the holders of 66 2/3% in aggregate liquidation preference (plus all accrued and unpaid dividends) of such Interests; provided, however, that no such approval shall be required under clauses

(x) and (y) if the liquidation, dissolution and winding up of the Company is proposed or initiated upon the initiation of proceedings, or after proceedings have been initiated, for the liquidation, dissolution or winding up of the Guarantor.

     The rights attached to the Series A Interests will be deemed not to be varied by the creation or issue of, and no vote will be required for the creation of, any further series of Preferred Interests or any further Membership Interests of the Company ranking as to dividends or upon liquidation pari passu with or junior to the Series A Interests.

     The Company will cause a notice of any meeting at which holders of the Series A Interests are entitled to vote to be mailed to each holder of record of the Series A Interests. Each such notice will include a statement setting forth
(i) the date of such meeting, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote and (iii) instructions for the delivery of proxies.

     No vote of the holders of the Series A Interests will be required for the Company to redeem and cancel Series A Interests in accordance with the L.L.C. Agreement (including the Actions).

     Notwithstanding that holders of Series A Interests are entitled to vote under any of the circumstances described above, any of the Series A Interests and such other Preferred Interests entitled to vote with such Series A Interests as a single class outstanding at such time that are owned by the Guarantor or any entity owned 20% or more by the Guarantor, either directly or indirectly, shall not be entitled to vote and shall, for the purposes of such vote, be treated as if they were not outstanding.

TRANSFER RESTRICTIONS WITH RESPECT TO NON-U.S. PERSONS

     The Company will not register Series A Interests in the name of, or record the transfer of Series A Interests to, or pay any dividend or distribution on or with respect to the Series A Interests to, any holder, if or to the extent such holder, or any person for whom such holder is acting as a nominee, (a) is known by the Company or its transfer agent to have an address of record outside the United States or (b) is known by the Company or its transfer agent to be other than (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity organized under the laws of the United States or any of its states or the District of Columbia or (iii) an estate or trust that is subject to United States Federal income tax on its worldwide income without regard to source (any such person or entity being a "non-U.S. Person"). The foregoing transfer restrictions shall not preclude the settlement of any transaction in the Series A Interests entered into through the facilities of the NYSE. Payments of dividends payable on Series A Interests to a non-U.S. Person that, despite the foregoing restrictions, hold Series A Interests may be reduced by United States Federal withholding tax. Accordingly, the holding of Series A Interests is not suitable for non-U.S. Persons.

                            DESCRIPTION OF THE LOANS

     Set forth below is condensed information concerning the loans from the Company to the Guarantor of the net proceeds of the issuance of the Series A Interests and the Common Interests. The loans will be made pursuant to a loan agreement between the Company and the Guarantor (the "Loan Agreement"). This summary description of the Loan Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of such Loan Agreement filed as an exhibit to the Registration Statement of which this Prospectus Supplement forms a part.

GENERAL

     Pursuant to the Loan Agreement, the Company has agreed to make a loan (the
"Initial Loan") to the Guarantor in the aggregate principal amount of $       ,
such amount being the sum of (i) the aggregate stated liquidation preference of the Series A Interests issued and sold by the Company and (ii) the aggregate cash consideration paid by the holders of the outstanding Common Interests to the Company for such Common Interests. In the event that the Underwriters' over-allotment option is exercised, the Company has agreed to make an additional loan (together with the Initial Loan, the "Loans") to the Guarantor pursuant to the Loan Agreement equal to the aggregate stated liquidation preference of the Series A Interests so sold upon such exercise plus the related aggregate additional cash consideration paid by the Managing Member to the Company for additional Common Interests. If the over-allotment option is exercised in full, such additional loan will equal
$          .

     The entire principal amount of the Loans shall become due and payable (together with any accrued and unpaid interest thereon), on the earliest of
March   , 2024 (the "Maturity Date") or the date upon which the Guarantor shall be dissolved, wound up or liquidated, the date upon which the Company shall be dissolved, wound up or liquidated or the date of acceleration of the Loans pursuant to an Event of Default (as defined under "Events of Default" below), subject to relending under conditions described under "Certain Terms of the Series A Interests -- Mandatory Redemption". The Loans will be evidenced by the Loan Notes.

OPTIONAL PREPAYMENT

     The Guarantor shall have the right to prepay the Loans, without premium or penalty,

          (i) in whole or in part (together with any accrued but unpaid interest, including Additional Interest (as defined below under "--Additional Interest"), if any, on the portion being prepaid) at any time on or after March [ ], 1999; or

          (ii) in whole (together with all accrued and unpaid interest, including Additional Interest, if any, thereon) at any time after the date hereof if the Guarantor is or would be required to pay any Additional Interest pursuant to the terms of the Loan Agreement or, if such requirement shall relate only to a portion of the Loans, the portion of the Loans affected by any such requirement (together with all accrued and unpaid interest, including Additional Interest, if any, on the portion being prepaid); provided that the Guarantor shall not have the right to prepay the Loans as a result of the payment of Additional Interest unless the payment of such Additional Interest is imposed by reason of a change in law or regulation, or a written change in interpretation of law or regulation, by any legislative body, court, governmental agency or regulatory authority (a "Change of Law"), and that in no event shall the Guarantor have the right to prepay the Loan, or any portion thereof, under this clause (ii) based on a de minimis obligation to pay Additional Interest.

No assurance can be given that there will not be a Change of Law.

OPTIONAL EXCHANGE

     On any dividend payment date on or after September [ ], 1994, the Guarantor shall have the right, subject to certain conditions, to issue and deliver to the Company, in exchange for the Loan Notes, freely transferable Depositary Shares representing shares of Guarantor Preferred Stock having an aggregate fair market value, as determined by the Guarantor's financial advisor (which may be an affiliate of the Guarantor), or an aggregate liquidation preference, whichever is greater, equal to the unpaid principal amount of the Loan Note plus any accrued and unpaid interest (including Additional Interest, if any) thereon to the date of such exchange. In the event that the rate of exchange applicable to redemption by the Company of Series A Interests for Depositary Shares in connection with an exchange for the Loan Notes, as more fully described under "Certain Terms of the Series A Interests -- Mandatory Redemption", is 1.2 Depositary Shares for each Series A Interest redeemed, then the Guarantor shall be obligated to deliver to the Company in exchange for the Loan Notes 1.2 times the number of Depositary Shares which would have been deliverable otherwise. The Guarantor shall give the Company written notice of its intention to effect such exchange not less than seventy-five (75) days nor more than ninety (90) days prior to the intended date of such exchange.

     Notwithstanding the foregoing, such exchange of the Depositary Shares for the Loan Notes may be made only if, on the date that the Guarantor gives to the Company notice of its intention to effect such exchange and on the date of such exchange, (i) the Guarantor is not in default on any loan made by the Company to the Guarantor, (ii) the Guarantor is not in default under any indebtedness for borrowed money whether or not evidenced by a note (other than inter-company indebtedness and indebtedness in respect of agreements in the ordinary course of business to purchase or repurchase securities or loans), indebtedness secured by purchase money mortgages or conditional sale, finance lease or other title retention agreements and obligations under any other lease of real or personal property, which would be included in determining total liabilities at the date such indebtedness is determined, which indebtedness or obligations are in excess of $25,000,000 and have been or could be declared due and payable prior to maturity, (iii) there have not occurred certain events of bankruptcy, insolvency or reorganization, and (iv) the total consolidated stockholders' equity of the Guarantor, as shown on the most recent publicly available consolidated balance sheet of the Guarantor, is at least $500,000,000. Prior to the delivery of the Depositary Shares in exchange for the Loan Notes, the Guarantor will use its best efforts to list the Depositary Shares on the NYSE. If the Guarantor is unable to list the Depositary Shares on the NYSE, it will use its best efforts to list the Depositary Shares on another national securities exchange or to include the Depositary Shares for trading on an interdealer quotation system.

INTEREST

     The Loans shall bear interest at an annual rate of   % from the date they
are made until maturity. Such interest shall be payable on the last day of each calendar month of each year, commencing March [ ], 1994. Interest will be computed on the basis of twelve 30-day months and a 360-day year and, for any interest period that is shorter than a full calendar month, will be calculated on the basis of the actual number of days elapsed in such period. If any date on which interest is payable on the Loans is not a Business Day (as defined below), then payment of the interest due on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date; provided, however, that the Guarantor shall have the right at any time or times during the term of the Loans, so long as the Guarantor is not in default in the payment of interest on the Loans, to extend the interest payment period by a further period, not to exceed nine months, at the end of which further period the Guarantor shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Loans to the extent permitted by applicable law); and provided further that, during any such extended interest period, or at any time during which there is an uncured Event of Default under the Loans, the Guarantor shall not pay any dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its shares of capital stock or make any guarantee payments with respect to the foregoing (other than payments under any guarantee of the Series A Interests). The Guarantor shall give the Company not less than five Business Days' prior notice of its selection of such longer interest payment period. The term "Business Day" shall mean each day, other than a Saturday or Sunday, that is not a day on which banks in the City of New York are authorized or obligated by law or executive order to close.

ADDITIONAL INTEREST

     If at any time following the date of the Loan Agreement the Company shall be required to pay, with respect to its income derived from the interest payments on the Loans, any amounts, for or on account of any taxes, duties or governmental charges of whatever nature imposed by the United States (or any political subdivision thereof or therein), or any other taxing authority, then, in any such case, the Guarantor will pay as interest such additional amounts ("Additional Interest") as may be necessary in order that the net amounts received and retained by the Company after the payment of such taxes, duties, assessments or governmental charges shall result in the Company's having such funds as it would have had in the absence of the obligation to pay such taxes, duties, assessments or governmental charges.

METHOD AND DATE OF PAYMENT

     Each payment by the Guarantor of principal and interest (including Additional Interest, if any) on the Loans shall be made to the Company in United States Dollars at such place and to such account as may be designated by the Company.

SET-OFF

     Notwithstanding anything to the contrary in the Loan Agreement, the Guarantor shall have the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Guarantor has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

SUBORDINATION

     The Guarantor and the Company covenant and agree that each of the Loans is subordinate and junior in right of payment to all Senior Indebtedness as provided in the Loan Agreement. The term "Senior Indebtedness" shall mean (a) the principal of, premium, if any, and accrued and unpaid interest on (i) indebtedness of the Guarantor for money borrowed, whether outstanding on the date of execution of the Loan Agreement or thereafter created, incurred or assumed, (ii) guarantees by the Guarantor of indebtedness for money borrowed by any other person, whether outstanding on the date of execution of the Loan Agreement or thereafter created, incurred or assumed, (iii) indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which the Guarantor is responsible or liable, by guarantees or otherwise, whether outstanding on the date of execution of the Loan Agreement or thereafter created, incurred or assumed, (iv) obligations of the Guarantor under any agreement to lease, or any lease of, any real or personal property, whether outstanding on the date of execution of the Loan Agreement or thereafter created, incurred or assumed, and (v) without duplication of the foregoing, indebtedness of the Guarantor under the Indenture dated as of March 15, 1988, between the Guarantor and Chemical Bank (Delaware), as amended, relating to subordinated debt securities of the Guarantor, and indebtedness or guarantees ranking superior or pari passu in right of payment thereto, in each case whether outstanding on the date of the Loan Agreement or thereafter created, incurred or assumed (the Loans being expressly neither superior nor pari passu in right of payment to or with any indebtedness described in this clause (v)), (b) any other indebtedness, liability or obligation, contingent or otherwise, of the Guarantor and any guarantee, endorsement or other contingent obligation of the Guarantor in respect of any indebtedness, liability or obligation, whether outstanding on the date of execution of the Loan Agreement or thereafter created, incurred or assumed, and (c) modifications, renewals, extensions and refundings of any such indebtedness, liabilities, obligations or guarantees; unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, liabilities, obligations or guarantees, or such modifications, renewals, extensions or refundings thereof, are not superior in right of payment to the Loans. The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.

     If (i) the Guarantor defaults in the payment of any principal, or premium, if any, or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default is given to the Guarantor by the holders of Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities, by set-off or otherwise) shall be made or agreed to be made on account of the Loans or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of the Loans.

     In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Guarantor, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding up of the Guarantor, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,
(iii) any assignment by the Guarantor for the benefit of creditors, or (iv) any other marshalling of the assets of the Guarantor, all Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by the Guarantor on account of the Loans. In any such event, any payment or distribution, whether in cash, securities or other property (other than securities of the Guarantor or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the Loan Agreement with respect to the indebtedness evidenced by the Loans, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Loans (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Guarantor being subordinated to the payment of the Loans) shall be paid or delivered directly to the holders of Senior Indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full. No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness constituting the Loans by any act or failure to act on the part of the Guarantor.

     Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, the Company shall be subrogated to all the rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until the Loans shall have been paid in full, and such payments or distributions received by the Company, by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between the Guarantor and its creditors other than the holders of Senior Indebtedness, on the one hand, and the Company, on the other, be deemed to be a payment by the Guarantor on account of Senior Indebtedness, and not on account of the Loans.

COVENANTS

     The Guarantor will agree that, so long as the Series A Interests are outstanding, (i) it shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing (other than payments pursuant to any guarantee of the Series A Interests) if at such time (x) there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default or (y) the Guarantor shall be in default with respect to its payment or other obligations under any guarantee of the Series A Interests, (ii) it shall maintain ownership, directly or indirectly, of all of the Common Interests,
(iii) in its capacity as a holder of Common Interests, it shall make such contributions to the Company so as to cause the Common Interests held by the Guarantor to be entitled in the aggregate to at least 21% of all interest in the capital, income, gain, loss, deduction, credit and distributions of the Company,
(iv) it shall not voluntarily dissolve, wind-up or liquidate the Company, (v) it shall timely perform all of its duties as Managing Member of the Company, and
(vi) it shall use its reasonable efforts to cause the Company to remain a limited liability company under the laws of the State of Delaware and otherwise continue to be treated as a partnership for United States Federal income tax purposes.

     The Guarantor also will agree (i) that its obligations under the Loan Agreement will also be for the benefit of the holders from time to time of the Series A Interests and that such holders will be entitled to enforce the Loan Agreement directly against the Guarantor, and (ii) not to permit another entity to merge with or into it unless (a) at such time no Event of Default has occurred and is continuing, or would occur as a result of such merger and (b) the Guarantor is the survivor of such merger or the entity formed by or resulting from such merger shall expressly assume payment of the principal of and premium, if any, and interest on (and any Additional Interest payable in respect of) the Loans.

EVENTS OF DEFAULT

     If one or more of the following events (each an "Event of Default") shall occur and be continuing:

          (a) default in the payment of interest on the Loans (including any Additional Interest) when due that continues for 10 days (whether by virtue of the subordination provisions of the Loan Agreement or otherwise); provided, however, that a valid extension of the interest payment period by the Guarantor shall not constitute a default in the payment of interest for this purpose (see "Interest" above);

          (b) default in the payment of principal on the Loans when due (whether by virtue of the subordination provisions of the Loan Agreement or otherwise);

          (c) dissolution, winding up or liquidation of the Company;

          (d) the bankruptcy, insolvency or liquidation of the Guarantor; or

          (e) the breach by the Guarantor of any of its covenants contained in the Loan Agreement continued for 30 days after notice to the Guarantor from any holder of the Series A Interests;

then (i) in the case of clauses (a), (b) and (e), and at any time thereafter during the continuance of such event, the Company will have the right to declare the principal of and the interest on the Loans (including any Additional Interest and any interest subject to an extension of the interest payment period) and any other amounts payable on the Loans to be forthwith due and payable, and (ii) in the case of clauses (c) and (d), the principal of and interest on the Loans (including any Additional Interest and any interest subject to an extension of the interest payment period) and any other amounts payable on the Loans shall automatically become due and payable, whereupon in either case the Loans and any other amounts payable under the Loan Agreement shall be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which will be waived by the Guarantor, and the Company will have the right to enforce its other rights as a defaulted creditor with respect to the Loans. Under the terms of the Series A Interests, the holders of outstanding Series A Interests will have the rights referred to under "Certain Terms of the Series A Interests--Voting Rights", including the right to appoint a trustee, which trustee shall be authorized to exercise the Company's rights to accelerate the principal amount of the Loans and to enforce the Company's other rights under the Loan Agreement.

MISCELLANEOUS

     The Guarantor shall have the right at all times to assign any of its rights or obligations under the Loan Agreement to a direct or indirect wholly owned subsidiary of the Guarantor; provided, however, that, in the event of any such assignment, the Guarantor shall remain jointly and severally liable for all such obligations. The Company may not assign any of its rights under the Loan Agreement without the prior written consent of the Guarantor. Subject to the foregoing, the Loan Agreement shall be binding upon and inure to the benefit of the Guarantor and the Company and their respective successors and assigns. Any assignment by the Guarantor or the Company in contravention of such provisions will be null and void.

     The Loan Agreement will be governed by and construed in accordance with the internal laws of the State of New York.

     The Loan Agreement may be amended by mutual consent of the parties in the manner the parties shall agree; provided, however, that, so long as any of the Series A Interests remain outstanding, no such amendment shall be made that materially and adversely affects the rights of the holders of the Series A Interests, no termination of the Loan Agreement shall occur, and no Event of Default or compliance with any covenant under the Loan Agreement may be waived by the Company, without the prior approval of the holders of at least 66 2/3% in liquidation preference of all Series A Interests then outstanding, in writing or at a duly constituted meeting of such holders, unless and until the Loans and all accrued and unpaid interest thereon (including Additional Interest, if any) shall have been paid in full.

                     CERTAIN TERMS OF THE DEPOSITARY SHARES

     The following is a summary description of certain terms of the Depositary Shares and Depositary Receipts (as defined below) and supplements the description of certain terms of the Depositary Shares and Depositary Receipts set forth under "Description of the Depositary Shares" in the accompanying Prospectus, to which description reference is hereby made. The summary description of the Depositary Shares and Depositary Receipts set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Deposit Agreement referred to below, the form of which (including the form of Depositary Receipt) is filed as an exhibit to the Registration Statement of which this Prospectus Supplement forms a part.

     Each Depositary Share represents a one-eighth interest in a share of Guarantor Preferred Stock. The shares of the Guarantor Preferred Stock underlying the Depositary Shares will be deposited with Chemical Bank, as Depositary (the "Depositary"), under a Deposit Agreement (the "Deposit Agreement") among the Guarantor, the Depositary and the holders from time to time of the depositary receipts issued by the Depositary thereunder (the "Depositary Receipts"). The Depositary Receipts so issued will evidence the Depositary Shares and will be eligible for book-entry trading through the facilities of The Depository Trust Company. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled through the Depositary, in proportion to the one-eighth interest in a share of the Guarantor Preferred Stock underlying such Depositary Share, to all rights and preferences of a share of Guarantor Preferred Stock (including dividend, voting, redemption and liquidation rights). Since each share of Guarantor Preferred Stock entitles the holder thereof to one vote on all matters on which the Guarantor Preferred Stock is entitled to vote, each Depositary Share will in effect entitle the holder thereof to one-eighth of a vote thereon, rather than one full vote. The Guarantor does not expect that there will be any trading market for the shares of Guarantor Preferred Stock except as represented by the Depositary Shares. The principal office of the Depositary is currently located at 450 West 33rd Street, New York, New York. See "Certain Terms of the Guarantor Preferred
Stock -- Voting Rights" below, and "Description of the Guarantor Preferred
Stock -- Voting Rights", "Description of the Depositary Shares" and "Book-Entry Procedures and Settlement" in the accompanying Prospectus.

     Chemical Bank will be the transfer agent and registrar for the Depositary Shares.

                 CERTAIN TERMS OF THE GUARANTOR PREFERRED STOCK

     The following is a summary description of certain terms of the Guarantor Preferred Stock and supplements the description of certain general terms of the Series Preferred Stock of the Guarantor set forth under "Description of the Guarantor Preferred Stock" in the accompanying Prospectus. The Guarantor Preferred Stock is a series of the preferred stock, par value $20 per share, of the Guarantor, which preferred stock may be issued from time to time in one or more series, the shares of each series to have such powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated in the Guarantor's Restated Certificate of Incorporation or in a resolution or resolutions providing for the issue of such series adopted by the Guarantor's Board of Directors (the "Board of Directors") or a duly authorized committee thereof. The summary of certain terms of the Guarantor Preferred Stock set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Guarantor's Restated Certificate of Incorporation, including the Certificate of Designations relating to the Guarantor Preferred Stock, which are filed as exhibits to or incorporated by reference in the Registration Statement of which this Prospectus Supplement forms a part.

GENERAL

     The Guarantor Preferred Stock on the date of original issue will rank equally as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the Guarantor with each other then outstanding series of preferred stock of the Guarantor. See "Description of the Guarantor Preferred Stock" in the accompanying Prospectus. The Guarantor Preferred Stock will rank senior to the Guarantor's Common Stock, par value $1 per share (the "Guarantor Common Stock"). The Guarantor is authorized by its Restated Certificate of Incorporation to issue 20,000,000 shares of Series Preferred Stock, par value $20 per share. As of the date of this Prospectus Supplement, there were no outstanding shares of Series Preferred Stock of the Guarantor. See "Description of the Guarantor Preferred Stock -- General" in the accompanying Prospectus.

DIVIDENDS AND DISTRIBUTIONS

     The holders of shares of Guarantor Preferred Stock will be entitled to receive, when and as declared by the Board of Directors of the Guarantor (or a duly authorized committee thereof) out of net profits or net assets of the Guarantor legally available for the payment of dividends, cumulative cash
dividends at the annual rate of   % of the liquidation preference of $200 per
share of Guarantor Preferred Stock (equivalent to $     per annum per share of
Guarantor Preferred Stock and $     per annum per Depositary Share), and no
more, in equal monthly payments (rounded down to the nearest cent) in arrears on the last day of each calendar month of each year, commencing with the first full calendar month following the date of issue of the Guarantor Preferred Stock. In the event that any date on which dividends are payable on the Guarantor Preferred Stock of any series is not a Business Day, then payment of the dividend payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Dividends will be payable to the holders of record on the fifth Business Day preceding the relevant payment date. Dividends will be computed on the basis of twelve 30-day months and a 360-day year and, for any dividend period shorter than a full calendar month, will be calculated on the basis of the actual number of days elapsed in such period. Dividends payable on the Guarantor Preferred Stock will begin to accrue and be cumulative from the date of original issue. Accrued but unpaid dividends will not bear interest. Dividends paid on the shares of Guarantor Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

     Whenever monthly dividends payable on shares of the Guarantor Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends, whether or not declared, on the outstanding shares of Guarantor Preferred Stock have been paid in full or declared and set apart for payment, the Guarantor will not: (i) declare or pay dividends, or make any other distribution, on any shares of Guarantor Common Stock or other capital stock ranking junior (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) to the Guarantor Preferred Stock ("Guarantor Junior Stock"), other than dividends or distributions payable in Guarantor Junior Stock; (ii) declare or pay dividends, or make any other distributions, on any shares of capital stock ranking on a parity (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) with the Guarantor Preferred Stock ("Guarantor Parity Stock"), other than dividends or distributions payable in Guarantor Junior Stock, and other than dividends paid ratably on the Guarantor Preferred Stock and all Guarantor Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration any shares of Guarantor Junior Stock, provided that the Guarantor may at any time redeem, purchase or otherwise acquire any shares of Guarantor Junior Stock in exchange for shares of Guarantor Junior Stock; or
(iv) redeem or purchase or otherwise acquire for consideration any shares of Guarantor Preferred Stock or Guarantor Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes. See "Description of the Guarantor Preferred
Stock -- Dividends" in the accompanying Prospectus.

     Payment of dividends payable on shares of the Guarantor Preferred Stock to non-U.S. Persons (as defined under "Certain Terms of the Series A
Interests -- Transfer Restrictions with Respect to Non-U.S. Persons" above) will be reduced by United States Federal withholding tax.

LIQUIDATION RIGHTS

     Upon any liquidation, dissolution or winding up of the Guarantor (whether voluntary or involuntary), no distribution will be made (i) to the holders of shares of Guarantor Junior Stock, unless, prior thereto, the holders of shares of Guarantor Preferred Stock shall have received $200 per share (equivalent to $25 per Depositary Share), plus an amount per share equal to all accrued but unpaid dividends thereon (whether or not earned or declared) to the date of such payment or (ii) to the holders of shares of Guarantor Parity Stock, except distributions made ratably on the Guarantor Preferred Stock and all such Guarantor Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distribution to which holders of the Guarantor Preferred Stock are entitled, such holders shall be entitled to no further payment. See "Description of the Guarantor Preferred Stock -- Liquidation Rights" in the accompanying Prospectus.

REDEMPTION

     The shares of the Guarantor Preferred Stock may not be redeemed by the Guarantor prior to March [ ], 1999 (if issued prior thereto). The Guarantor, at its option, may redeem shares of Guarantor Preferred Stock, as a whole or in part, at any time or from time to time on or after March [ ], 1999 at a price of $200 per share ($25 per Depositary Share), plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date fixed for redemption. See "Description of the Guarantor Preferred Stock -- Redemption" in the accompanying Prospectus.

VOTING RIGHTS

     Holders of the Guarantor Preferred Stock will have no voting rights except as set forth below or as otherwise from time to time required by law.

     Whenever dividends payable on the shares of Guarantor Preferred Stock shall be in arrears for eighteen monthly dividend periods, whether or not consecutive, including any periods in which dividends on the Series A Shares were not paid in cash, the holders of the outstanding shares of Guarantor Preferred Stock (voting separately as a class with all other series of Series Preferred Stock of the Guarantor upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Guarantor at the earlier of (i) the next annual meeting of stockholders or (ii) a special meeting of holders of the Guarantor Preferred Stock called for that purpose, and at each subsequent annual meeting of stockholders until all accrued dividends on the Guarantor Preferred Stock have been fully paid or set apart for payment. The term of office of all directors elected by the holders of shares of Guarantor Preferred Stock shall terminate immediately upon the termination of the right of the holders of the Guarantor Preferred Stock to vote for directors. Whenever the shares of Guarantor Preferred Stock become entitled to vote, each holder of the Guarantor Preferred Stock will have one vote for each share held.

     So long as any shares of the Guarantor Preferred Stock remain outstanding, the Guarantor shall not, without the consent of the holders of at least 66 2/3% of the shares of Guarantor Preferred Stock outstanding at the time (voting separately as a class with all other series of Series Preferred Stock of the Guarantor upon which like voting rights have been conferred and are exercisable), (i) issue or increase the authorized amount of any class or series of capital stock of the Guarantor ranking senior to the Guarantor Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Guarantor's Restated Certificate of Incorporation or the resolutions contained in the Certificate of Designations, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the shares of Guarantor Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized Guarantor Common Stock or authorized Series Preferred Stock of the Guarantor, any increase or decrease in the number of shares of any series of Series Preferred Stock of the Guarantor or the creation and issuance of Guarantor Common Stock or any other series of Series Preferred Stock of the Guarantor, in each case ranking on a parity with or junior to the shares of Guarantor Preferred Stock as to dividends and upon liquidation, shall not be deemed to materially and adversely affect the powers, preferences or special rights of the shares of Guarantor Preferred Stock.

     The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Guarantor Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such a redemption. See "Description of the Guarantor Preferred Stock -- Voting Rights" in the accompanying Prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the number of Series A Interests set forth opposite its name.

                                                                                NUMBER OF
                                 UNDERWRITERS                               SERIES A INTERESTS
    ----------------------------------------------------------------------  ------------------
    PaineWebber Incorporated..............................................
                                                                            ------------------
              Total.......................................................
                                                                            ------------------
                                                                            ------------------

     The Underwriters have advised the Company that they propose to offer the Series A Interests to the public initially at the offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of $[ ] per Series A Interest. The Underwriters may allow and such dealers may reallow a concession not in excess of $[ ] per Series A Interest to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the Series A Interests if any are purchased.

     The Company has granted to the Underwriters an option exercisable during a 30-day period after the date of this Prospectus Supplement to purchase, at the initial public offering price (with an additional underwriting commission), up to [ ] additional Series A Interests for the sole purpose of covering over-allotments, if any. To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional Series A Interests proportionate to such Underwriter's initial commitment.

     The Company and the Guarantor have agreed to indemnify the Underwriters against, and to contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Prior to this offering, there has been no market for the Series A Interests. Application will be made to list the Series A Interests on the NYSE. The Company will use its best efforts to maintain the listing of the Series A Interests on the NYSE or another national securities exchange. Nevertheless, no assurances can be given as to the liquidity of the market for the Series A Interests.

     PaineWebber or other affiliates of the Guarantor may offer and sell previously issued Series A Interests or Depositary Shares from time to time in the course of its or their business as a broker-dealer (subject to obtaining any necessary approvals of the NYSE or other national securities exchange or trading market for any such offers and sales). PaineWebber or such other affiliates may act as principal or agent in those transactions. The Series A Interests or Depositary Shares may by offered or sold in such transactions on any securities exchange on which such securities may be listed. Sales will be made at prices related to prevailing prices at the time of sale.

     PaineWebber is a wholly owned subsidiary of the Guarantor and an affiliate of the Company.

     The underwriting of the Series A Interests offered hereby will conform to the requirements set forth in the applicable sections of Schedule E of the ByLaws of the NASD.

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES
    LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION  --  MARCH 16, 1994
PROSPECTUS

                           PAINEWEBBER FINANCE L.L.C.

              EXCHANGEABLE CUMULATIVE PREFERRED LIMITED LIABILITY
                               COMPANY INTERESTS
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                            PAINE WEBBER GROUP INC.

    PaineWebber Finance L.L.C. (the "Company"), a Delaware limited liability company, may offer from time to time, in one or more series, its Exchangeable Cumulative Preferred Limited Liability Company Interests (the "Preferred Interests"). All the common limited liability company interests (the "Common Interests") in the Company are owned, directly and indirectly, by Paine Webber Group Inc. (the "Guarantor"), a Delaware corporation. The total number of Preferred Interests of all series to be issued under the Registration Statement of which this Prospectus forms a part will not exceed 16,000,000.

    The payment of periodic distributions ("dividends"), if and to the extent declared out of moneys held by the Company and legally available therefor, and payments on liquidation or redemption with respect to the Preferred Interests, will be guaranteed (the "Guarantee") by the Guarantor to the extent described herein. The Guarantee will rank junior to all liabilities of the Guarantor and pari passu with the most senior preferred stock issued by the Guarantor. See "PaineWebber Finance L.L.C.", "Description of the Preferred
Interests -- Mandatory Redemption" and "Description of the Guarantee" for a description of various contractual backup obligations of the Guarantor. Under certain circumstances, but subject to certain conditions, the Company may redeem all, but not less than all, the Preferred Interests of any series solely in exchange for depositary shares (the "Depositary Shares") each representing a fractional interest in a share of a newly-issued series of Series Preferred Stock, par value $20 per share (the "Guarantor Preferred Stock"), of the Guarantor. See "Description of the Preferred Interests -- Mandatory Redemption".

    The terms of the Preferred Interests of a particular series will be determined in light of market conditions at the time of sale. Information relating to the specific number of Preferred Interests, title and liquidation preference of each Preferred Interest, issuance price, dividend rate or method of calculation, dividend periods, dividend payment dates, any redemption or sinking fund provisions, any national securities exchange or other trading market on which the Preferred Interests may be listed or registered, the terms of any Depositary Shares representing shares in a series of Guarantor Preferred Stock that may be issuable in exchange for the Preferred Interests and other specific terms of each series of Preferred Interests in respect of which this Prospectus is being delivered shall be set forth in the applicable Prospectus Supplement (the "Prospectus Supplement").
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
    The Preferred Interests may be sold by the Company directly to purchasers, through agents designated from time to time, to dealers, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters. If underwriters or agents are involved in the offering of any Preferred Interests, their names are set forth in the applicable Prospectus Supplement. If an underwriter, agent or dealers are involved in the offering of any Preferred Interests, descriptions of their compensation and indemnification arrangements and the net proceeds to the Company are set forth in the applicable Prospectus Supplement.

    This Prospectus and the related Prospectus Supplement may be used by PaineWebber Incorporated ("PaineWebber"), a wholly owned subsidiary of the Guarantor and an affiliate of the Company, or by other affiliates of the Guarantor in connection with offers and sales related to secondary market transactions in the Preferred Interests, Guarantor Preferred Stock or Depositary Shares at negotiated prices related to prevailing market prices at the time of sale or otherwise (subject to obtaining any necessary approvals of the New York Stock Exchange or other national securities exchange or trading market for any such offers and sales). PaineWebber or such other affiliates may act as principal or agent in such transactions.

                            ------------------------
                            PAINEWEBBER INCORPORATED
                            ------------------------
                 The date of this Prospectus is March   , 1994.

     IN CONNECTION WITH AN OFFERING OR DISTRIBUTION, THE UNDERWRITERS OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE AGENTS FOR SUCH OFFERING OR DISTRIBUTION MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

                             AVAILABLE INFORMATION

     The Guarantor is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., as well as at the Regional Offices of the Commission at North Western Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and Seven World Trade Center, 13th Floor, New York, New York. Copies can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy statements and other information concerning the Guarantor can also be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York, and the Pacific Stock Exchange, 111 Sansome Street, San Francisco, California. The Company and the Guarantor have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Preferred Interests and the Guarantee, the Guarantor Preferred Stock and the Depositary Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

     No separate financial statements of the Company have been included herein. The Company and the Guarantor do not consider that such financial statements would be material to holders of the Preferred Interests because the Company is a newly organized special purpose entity, has no operating history and no independent operations and is not engaged in any activity other than the issuance of the Preferred Interests and the Common Interests, and the lending of the net proceeds thereof to the Guarantor and its subsidiaries. The Company is a Delaware limited liability company and will be managed by the Guarantor, in its capacity as a holder of Common Interests. The Guarantor directly and indirectly owns all the outstanding Common Interests, which Common Interests are nontransferable.
                            ------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Guarantor's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, the Guarantor's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993, and the Guarantor's Current Reports on Form 8-K dated February 4, 1993, May 25, 1993, August 5, 1993, October 12, 1993, October 26, 1993 and January 14, 1994, as filed with the Commission pursuant to the Exchange Act (File No. 1-7367), are hereby incorporated by reference in this Prospectus.

     All documents filed by the Guarantor pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein, in any Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Guarantor will furnish without charge upon written or oral request by any person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any of or all the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Assistant Secretary, Paine Webber Group Inc., 1285 Avenue of the Americas, New York, New York 10019, telephone (212) 713-2722.
                            ------------------------

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, A PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED BY REFERENCE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, PAINE WEBBER GROUP INC. OR ANY AGENT, UNDERWRITER OR DEALER. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AND A PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION THEY CONTAIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                            PAINE WEBBER GROUP INC.

     Paine Webber Group Inc. is a holding company which, together with its operating subsidiaries, forms one of the largest full-service securities and commodities firms in the industry. Founded in 1879, the Guarantor employs approximately 14,400 people in 281 offices worldwide as of December 31, 1993. The Guarantor's principal line of business is to serve the investment and capital needs of individual, corporate, institutional and public agency clients through its broker-dealer subsidiary, PaineWebber, and other specialized subsidiaries. The Guarantor holds memberships in all major securities and commodities exchanges in the United States, and makes a market in many securities traded on the Automated Quotation System of the National Association of Securities Dealers, Inc. ("NASD") or in other over-the-counter markets. Additionally, PaineWebber is a primary dealer in U.S. government securities.

     The Guarantor is comprised of four interrelated core business groups -- Retail Sales and Marketing, Institutional Sales and Trading, Investment Banking and Asset Management -- which utilize common operational and administrative personnel and facilities.

     RETAIL SALES AND MARKETING consists primarily of a domestic branch office system and consumer product groups through which PaineWebber and certain other subsidiaries provide clients with financial services and products, including the purchase and sale of securities, option contracts, commodity and financial futures contracts, direct investments, selected insurance products, fixed income instruments and mutual funds. The Guarantor may act as principal or agent in providing these services. Fees charged vary according to the size and complexity of a transaction, and the activity level of a client's account.

     INSTITUTIONAL SALES AND TRADING is comprised of five businesses: Fixed Income, U.S. Equity, International, Derivatives and Research. The Guarantor places securities with, and executes trades on behalf of, institutional clients both domestically and internationally. In addition, the Guarantor takes positions in both listed and unlisted equity and fixed income securities to facilitate client transactions or for the Guarantor's own account.

     Through the INVESTMENT BANKING group, the Guarantor provides financial advice to, and raises capital for, a broad range of domestic and international corporate clients. Corporate Finance manages and underwrites public offerings, participates as an underwriter in syndicates of public offerings managed by others, and provides advice in connection with mergers and acquisitions, lease financings and debt restructurings. The Municipal Securities group originates, underwrites, sells and trades taxable and tax-exempt issues for municipal and public agency clients.

     The ASSET MANAGEMENT group is comprised of Mitchell Hutchins Asset Management Inc. ("MHAM"), Mitchell Hutchins Institutional Investors Inc. ("MHII") and Mitchell Hutchins Investment Advisory division ("MHIA"). MHAM and MHII provide investment advisory and portfolio management services to pension and endowment funds. MHAM also provides investment advisory and portfolio management services to individuals and mutual funds. MHIA provides portfolio management services to individuals, trusts and institutions.

     The securities business is one of the nation's most highly regulated industries. Violations of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines, and the suspension or expulsion of a firm, its officers or employees. The Guarantor's securities business is regulated by various agencies, including the Commission, the NYSE, the Commodity Futures Trading Commission and the NASD.

     The Guarantor's principal executive offices are located at 1285 Avenue of the Americas, New York, New York 10019 (Telephone: (212) 713-2000).

     For purposes of the foregoing description, all references to the "Guarantor" refer collectively to Paine Webber Group Inc. and its operating subsidiaries, unless the context otherwise requires.

                           PAINEWEBBER FINANCE L.L.C.

     The Company is a limited liability company formed under the laws of the State of Delaware. The Company's offices are located at 1285 Avenue of the Americas, New York, New York 10019 (Telephone: (212) 713-2000). The Guarantor owns, directly and indirectly, all the outstanding Common Interests, which Common Interests are nontransferable. The Company exists solely for the purpose of issuing Preferred Interests and Common Interests (the Preferred Interests and Common Interests, collectively, the "Membership Interests") and lending the net proceeds thereof to the Guarantor and its subsidiaries in exchange for one or more notes of the Guarantor or the applicable subsidiary (each a "Loan Note"). The Company will be managed by the Guarantor, in its capacity as a holder of Common Interests (in such capacity, the "Managing Member"). Holders of Membership Interests in the Company are referred to herein as "Members".

     The Company's Limited Liability Company Agreement (the "L.L.C. Agreement") provides that the Guarantor, as Managing Member, will have unlimited liability for all the debts, obligations and liabilities of the Company, as if the Company were a limited partnership under the Delaware Revised Uniform Limited Partnership Act of which the Managing Member were a general partner.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company intends to lend to the Guarantor or its subsidiaries the net proceeds from the issuance and sale of the Preferred Interests, together with the proceeds from the issuance and sale of its Common Interests, to be used by the Guarantor or its subsidiaries for general corporate purposes, including, but not limited to, funding investments in or extensions of credit to subsidiaries, repayments of indebtedness of the Guarantor or its subsidiaries, and possible acquisitions. The precise amount and timing of the application of the funds will depend upon future requirements and the availability of other funds to the Guarantor and its subsidiaries. Management expects that additional financings will be engaged in as needs arise.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends for the Guarantor for the five-year period ended December 31, 1992, and the nine-month period ended September 30, 1993.

                                                  NINE MONTHS
              FISCAL YEAR ENDED                      ENDED
                 DECEMBER 31                      SEPTEMBER 30
- ----------------------------------------------    ------------
 1988      1989      1990      1991      1992         1993
- ------    ------    ------    ------    ------    ------------
 1.0       1.0        *        1.2       1.3          1.4

     --------------------
     * For 1990, earnings were inadequate to cover combined fixed charges and preferred stock dividends and would have had to increase approximately $125,807,000 in order to cover the deficiency.

     For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends (tax effected), "earnings" consist of earnings before fixed charges and income taxes and "fixed charges" consist of interest expense incurred on securities sold under repurchase agreements, short-term borrowings, long-term borrowings and that portion of rental expense estimated to be representative of the interest factor.

                     DESCRIPTION OF THE PREFERRED INTERESTS

     The following is a summary description of certain general terms of the Preferred Interests to which any Prospectus Supplement may relate. The particular terms of the Preferred Interests of a series and the extent, if any, to which such general terms do not apply to such series of Preferred Interests will be described in such Prospectus Supplement. The summaries of certain terms of the Preferred Interests set forth below and in the applicable Prospectus Supplement do not purport to be complete and are subject to, and qualified in their entirety by reference to, the L.L.C. Agreement and written actions (the "Actions") taken, or to be taken, by the Managing Member establishing the rights, powers and duties relating to the Preferred Interests of any series (which Actions, when taken, are deemed to amend and supplement and be a part of the L.L.C. Agreement). The L.L.C. Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and a copy of the Actions will be filed with the Commission at or prior to the time of the sale of the Preferred Interests of any series.

GENERAL

     The Company is authorized to issue from time to time Preferred Interests, in one or more series, with such dividend rights, liquidation preferences, redemption provisions, voting rights and other rights, powers and duties as shall be established by the L.L.C. Agreement and the Actions providing for the issuance thereof adopted, or to be adopted, by the Managing Member. The Preferred Interests of any series will be issued in registered form only.

     The Managing Member is authorized, subject to the provisions of the L.L.C. Agreement, to establish by Actions for each such series of Preferred Interests, and the applicable Prospectus Supplement shall set forth with respect to such series: (i) the number of Preferred Interests to constitute such series and the distinctive designation thereof; (ii) the dividend rate, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class of Membership Interests or on any other series of Preferred Interests, and whether such dividends shall be cumulative or noncumulative; (iii) whether the Preferred Interests of such series shall be subject to redemption, and, if so, the times, prices and other terms and conditions thereof; (iv) the rights of the holders of Preferred Interests of such series upon the liquidation, dissolution or winding up of the Company; (v) whether the Preferred Interests of such series shall be subject to a retirement or sinking fund, and, if so, the extent, terms and provisions relative to the operation thereof; (vi) whether the Preferred Interests of such series shall be convertible into, or exchangeable for, Membership Interests of any other class or series of Preferred Interests, or securities of any other kind, including securities issued by the Guarantor or any of its affiliates, and, if so, the price or rate of conversion or exchange and any method of adjusting the same; (vii) the limitations and restrictions, if any, to be applicable while any Preferred Interests of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, Common Interests or any other class of Membership Interests or any other series of Preferred Interests ranking junior to the Preferred Interests of such series either as to dividends or upon liquidation; (viii) the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional Membership Interests (including additional Preferred Interests of such series or of any other series) ranking on a parity with or prior to the Preferred Interests of such series as to dividends or distributions of assets upon liquidation; (ix) the voting rights, if any, of Preferred Interests of such series in addition to those set forth in "Voting Rights" below; and (x) any other relative rights, powers and duties as shall not be inconsistent with the L.L.C. Agreement. In connection with the foregoing the Managing Member is authorized to take any action, including amendment of the L.L.C. Agreement, without the vote or approval of any holder of Preferred Interests, including any Action to create under the provisions of the L.L.C. Agreement a class (or series of a class) or group of Membership Interests that was not previously outstanding.

     All Preferred Interests of any one series shall be identical with each other in all respects, except that Preferred Interests of any one series issued at different times may differ as to the dates from which dividends, if any, thereon shall be cumulative. All series of Preferred Interests shall rank equally and be identical in all respects, except as permitted by the L.L.C. Agreement provisions summarized in the preceding paragraph; and all Preferred Interests shall rank senior to the Common Interests both as to dividends and upon liquidation. The Common Interests are also subject to all the rights, powers and duties of the Preferred Interests as are established in the L.L.C. Agreement and as shall be established in any Actions of the Managing Member pursuant to the authority summarized in the preceding paragraph. The Preferred Interests shall have the dividend, redemption and voting rights set forth below unless otherwise specified in the applicable Prospectus Supplement.

DIVIDENDS

     Cumulative dividends on any series of Preferred Interests will accrue from the date of original issue thereof and will be payable in arrears at the dates specified in the applicable Prospectus Supplement relating to such series. Payment of dividends is limited in relation to the amount of funds held by the Company and legally available therefor. See "Description of the Loans" in the applicable Prospectus Supplement and "Description of the Guarantee -- General" below.

     The dividends payable on Preferred Interests of a particular series will be fixed at the rate specified in the applicable Prospectus Supplement relating to such series. Dividends declared on the Preferred Interests of any series will be payable to the record holders thereof as they appear on the register for the Preferred Interests of such series on the relevant record date, which, in each case, will be, unless otherwise specified in the Prospectus Supplement relating to such series, five Business Days (as defined below) prior to the relevant payment date. Subject to any applicable fiscal or other laws and regulations, each such payment will be made as described under "Book-Entry Procedures and Settlement." In the event that any date on which dividends are payable on the Preferred Interests is not a Business Day, then payment of the dividend payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. The term "Business Day" shall mean each day, other than a Saturday or Sunday, that is not a day on which banks in the City of New York are authorized or obligated by law or executive order to close.

     Dividends on the Preferred Interests of any series will be cumulative. Dividends on the Preferred Interests of any series will be declared by the Managing Member in any calendar year or portion thereof to the extent that the Company reasonably anticipates that at the time of payment it will have, and will be paid by the Company to the extent that at the time of proposed payment it has, funds legally available for the payment of such dividends and sufficient to permit such payment.

     If dividends can be paid only in part on the Preferred Interests of a particular series in any calendar year or portion thereof as a result of the lack of sufficient funds legally available for the payment of dividends, then such partial dividends shall be paid on the respective dividend payment dates on a pro rata basis to holders of such Preferred Interests.

     If at any time dividends on the Preferred Interests are in arrears for any dividend period, any dividend payments in respect thereof must be applied in respect of all dividend periods in arrears, pro rata in accordance with the respective amounts in arrears for each such period in equal amounts for each such period.

     Except as described herein and in the Prospectus Supplement relating to the Preferred Interests of a particular series, holders of the Preferred Interests will have no other right to participate in the profits of the Company.

CERTAIN RESTRICTIONS ON THE COMPANY

     If dividends have not been paid in full on the Preferred Interests of any series, the Company shall not:

          (i) pay, or declare and set aside for payment, any dividends on any other Preferred Interests ranking pari passu with the Preferred Interests of such series as to dividends ("Company Dividend Parity Interests"), unless the amount of any dividends declared on any Company Dividend Parity Interests is paid on the Company Dividend Parity Interests and the Preferred Interests of such series on a pro rata basis on the date such dividends are paid on such Company Dividend Parity Interests, so that

             (x)(A) the aggregate amount of dividends paid on the Preferred Interests of such series bears to (B) the aggregate amount of dividends paid on such Company Dividend Parity Interests the same ratio as

             (y)(A) the aggregate of all accumulated arrears of unpaid dividends in respect of the Preferred Interests of such series bears to (B) the aggregate of all accumulated arrears of unpaid dividends in respect of such Company Dividend Parity Interests;

          (ii) pay, or declare and set aside for payment, any dividends on any shares of the Company ranking junior to the Preferred Interests of such series as to dividends ("Company Dividend Junior Interests"); or

          (iii) redeem, purchase or otherwise acquire any Company Dividend Parity Interests or Company Dividend Junior Interests;

until, in each case, such time as all accumulated arrears of unpaid dividends on the Preferred Interests of such series shall have been paid in full for all dividend periods terminating on or prior to, in the case of clauses (i) and
(ii), such payment, and in the case of clause (iii), the date of such redemption, purchase or acquisition. As of the date of this Prospectus, there are no Company Dividend Parity Interests outstanding.

MANDATORY REDEMPTION

     The proceeds from the repayment or any prepayment in cash of the principal of any Loan Note must be applied to redeem the Preferred Interests of the related series at the redemption price set forth in the applicable Prospectus Supplement; provided that all or any portion of the amounts so repaid or prepaid may be loaned or reloaned to the Guarantor or one of its subsidiaries and not used for such redemption if at the time of such new loan, and as determined in the judgment of the Guarantor, in its capacity as the Managing Member, and its financial advisor (which may be an affiliate of the Guarantor), (a) the Guarantor is not the subject of a pending case under the United States Bankruptcy Code, (b) the Guarantor is not in default on any loan pertaining to Preferred Interests of any other series ranking pari passu with such series, (c) the Guarantor has timely made all required monthly payments of interest on the repaid or prepaid loan for the immediately preceding nine months, (d) the Company is not in arrearage on payments of dividends on the Preferred Interests of such series, (e) the Guarantor is expected to be able to make timely payment of principal and interest on such new loan, (f) such new loan is being made on terms, and under circumstances, that are no less favorable to the Company than those that a lender would require for a similar loan to an unrelated party, (g) such new loan is being made at a rate of interest sufficient to provide monthly payments of interest equal to or greater than the amount of monthly dividends required on the Preferred Interests of such series, (h) such new loan is being made for a fixed term that is consistent with market circumstances and the Guarantor's financial condition, and (i) in any event, no new loan shall have a final maturity later than the ninetieth anniversary of the original issuance of the Preferred Interests of such series.

     The loan agreement governing the loan by the Company to the Guarantor of the proceeds from the issuance of each series of Preferred Interests will accord to the Guarantor the right, at its option but subject to certain conditions, to issue and deliver to the Company, on any dividend payment date, in exchange for the note evidencing such loan, shares of a newly-issued series of Guarantor Preferred Stock (or Depositary Shares representing the same), all as more fully set forth in the applicable Prospectus Supplement. Such exchange option may not be exercised prior to the expiration of six months following the date of the original issuance of such series. In the event of such exchange, the Company shall be obligated to redeem, as an entirety, the series of Preferred Interests the proceeds of which were the subject of such loan, solely in exchange for shares of the same series of Guarantor Preferred Stock (or Depositary Shares representing the same) so delivered to the Company in exchange for the promissory note, all upon such terms, and subject to such conditions, as shall be set forth in the resolutions creating such series of Preferred Interests and in the applicable Prospectus Supplement.

OPTIONAL REDEMPTION

     The Preferred Interests of any series will be redeemable at the option of the Company, if at all, as specified in the Prospectus Supplement relating to such series.

     Notice of any redemption of the Preferred Interests of any series will be given by the Company by mail to each record holder to be redeemed not fewer than 30 nor more than 60 days prior to the date fixed for redemption thereof.

     In the event that fewer than all the outstanding Preferred Interests of a particular series are to be redeemed, the Preferred Interests of such series to be redeemed will be selected as described under "Book-Entry Procedures and Settlement". The Company will not redeem fewer than all the outstanding Preferred Interests of a particular series unless all accrued and unpaid dividends have been paid on all Preferred Interests of such series for all dividend periods terminating on or prior to the date of redemption.

     If the Company gives a notice of redemption in respect of Preferred Interests of a particular series, then, by 12:00 noon, New York time, on the redemption date, the Company will irrevocably deposit with The Depository Trust Company ("DTC", which term as used herein includes any successor or alternate depository selected by the Company) funds sufficient to pay the applicable redemption price, including an amount equal to all accrued and unpaid dividends to the date fixed for redemption, and will give DTC irrevocable instructions and authority to pay the redemption price to the holders thereof. See "Book-Entry Procedures and Settlement". If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of holders of such Preferred Interests of a series so called for redemption will cease, except the right of the holders of such Preferred Interests to receive the redemption price, but without interest, and such Preferred Interests will cease to be outstanding. In the event that any date on which any payment in respect of the redemption of Preferred Interests of any series is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of Preferred Interests of any series is improperly withheld or refused and not paid either by the Company or by the Guarantor pursuant to the Guarantee, dividends on such Preferred Interests will continue to accrue, at the then applicable rate, from the redemption date to the date of payment of such redemption price.

     Subject to the foregoing and applicable law (including, without limitation, U.S. Federal securities laws), the Guarantor or its subsidiaries may at any time and from time to time purchase outstanding Preferred Interests of any series by tender, in the open market or by private agreement.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

     Chemical Bank will act as registrar, transfer agent and paying agent for the Preferred Interests (the "Paying Agent").

     Registration of transfers of Preferred Interests of any series will be effected without charge by or on behalf of the Company, but upon payment (with the giving of such indemnity as the Company may require) in respect of any tax or other governmental charges which may be imposed in relation to it.

     The Company will not be required to register or cause to be registered the transfer of Preferred Interests of a particular series after such Preferred Interests have been called for redemption.

     Additional transfer restrictions, if any, relating to the Preferred Interests of any series will be set forth in the Prospectus Supplement relating to such series.

MISCELLANEOUS

     Holders of Preferred Interests will have no preemptive rights.

                          DESCRIPTION OF THE GUARANTEE

     Set forth below is condensed information concerning the guarantee (the "Guarantee") which will be executed and delivered by the Guarantor for the benefit of the holders from time to time of Preferred Interests. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Guarantee, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     The Guarantor will irrevocably and unconditionally agree, to the extent set forth herein, to pay in full, to the holders of the Preferred Interests of any series, the Guarantee Payments (as defined below) (except to the extent paid by the Company), as and when due, regardless of any defense, right of set-off or counterclaim which the Company may have or assert. The following payments, without duplication, to the extent not paid by the Company (the "Guarantee Payments") will be subject to the Guarantee: (i) any accrued and unpaid dividends which have been theretofore declared on the Preferred Interests of such series out of funds held by the Company and legally available therefor,
(ii) the redemption price (including all accrued and unpaid dividends to the date of payment) payable with respect to Preferred Interests of such series called for redemption by the Company as an optional redemption or otherwise out of funds held by the Company and legally available therefor, (iii) the lesser of
(a) the aggregate of the liquidation preference of the Preferred Interests of such series and all accrued and unpaid dividends to the date of payment and (b) the amount of remaining assets of the Company after satisfaction of other parties having claims which, as a matter of law, are prior to those of the holders of Preferred Interests of such series, and (iv) in the event of any redemption by the Company of Preferred Interests in exchange for Depositary Shares in connection with an exchange of such Depositary Shares for a note evidencing Loans, delivery of the proper number of Depositary Shares (and cash payments in lieu of fractional Depositary Shares, if any) to the Paying Agent for further distribution to a holder whose Preferred Interests are redeemed. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amount by the Guarantor to the holders of Preferred Interests of any series or by causing the Company to pay such amount to such holders.

CERTAIN COVENANTS OF THE GUARANTOR

     If, at any time that the Guarantor is not in compliance with its obligations under the Guarantee, the Board of Directors of the Guarantor declares dividends on any shares of capital stock of the Guarantor ranking junior to the Guarantor's obligations under the Guarantee as to dividends, the Guarantor shall, or shall cause the Company to, set aside for payment in a segregated account at the office of the Paying Agent an amount equal to all accrued and unpaid dividends on the Preferred Interests of each series out of moneys held and legally available therefor and irrevocably instruct the Paying Agent to pay such amounts as dividends on the Preferred Interests of such series on the day prior to the date on which such dividends declared by the Guarantor are payable. The Paying Agent shall make such payment on such day unless it shall have received, prior to 10:00 a.m., New York time, on such day, a certificate from the Guarantor certifying that such dividend declaration has been lawfully rescinded in full. In such case, the amounts deposited in such account shall be remitted forthwith to the Guarantor or the Company, as the case may be. In all cases, any interest accrued on the amounts deposited in such account shall be remitted by the Paying Agent to the Guarantor or the Company, as the case may be.

     In addition, if, at any time the Guarantor is not in compliance with its obligations under the Guarantee, the Guarantor (or any subsidiary of the Guarantor using funds provided by the Guarantor) redeems or purchases or otherwise acquires any shares of capital stock of the Guarantor ranking junior to the Guarantor's obligations under the Guarantee upon liquidation, all accrued and unpaid dividends on the Preferred Interests of each series payable out of moneys held and legally available therefor shall immediately become due and payable under the Guarantee; provided, however, that no such payment shall be required if any such shares of the Guarantor are redeemed, purchased or otherwise acquired in connection with any employee stock option or benefit plan of the Guarantor.

     Neither the Guarantor nor any subsidiary of the Guarantor using funds provided by the Guarantor shall redeem, purchase or acquire, or pay a liquidation preference with respect to, any preferred stock of the Guarantor ranking pari passu with the Guarantee, any preferred or preference stock of affiliates of the Guarantor (including the Company) entitled to the benefits of a guarantee of the Guarantor ranking pari passu with the Guarantee, any preferred or preference stock of affiliates of the Guarantor entitled to the benefits of a guarantee ranking junior to the Guarantee upon liquidation or any other capital stock of the Guarantor ranking junior to the Guarantee if at such time the Guarantor shall be in default with respect to its obligations under the Guarantee, except, in each case, any preferred or preference stock redeemed, purchased or otherwise acquired in connection with any employee stock option or benefit plan of the Guarantor.

     Neither the Guarantor nor any subsidiary of the Guarantor using funds provided by the Guarantor, shall pay dividends, or make guarantee payments with respect to dividends, on any preferred or preference stock of affiliates of the Guarantor entitled to the benefits of a guarantee ranking junior to the Guarantee as to dividends of the Guarantor if at such time the Guarantor shall be in default with respect to its obligations under the Guarantee.

     Pursuant to the Guarantee, the Guarantor will agree that, so long as the Preferred Interests of a series are outstanding (i) it shall maintain ownership, directly or indirectly, of 100% of the Common Interests, (ii) in its capacity as a holder of Common Interests, it shall make such contributions to the Company so as to cause the Common Interests held by the Guarantor to be entitled in the aggregate to at least 21% of all interest in the capital, income, gain, loss, deduction, credit and distributions of the Company, (iii) it shall not voluntarily dissolve, wind-up or liquidate the Company and (iv) it shall use its reasonable efforts to cause the Company to remain a limited liability company under the laws of the State of Delaware and otherwise continue to be treated as a partnership for United States Federal income tax purposes.

     If the Guarantor issues, at any time following the date of this Prospectus, any preferred shares ranking senior to its obligations under the Guarantee or enters into any guarantee in respect of any preferred or preference shares of any affiliate of the Guarantor, which guarantee would rank junior to all liabilities of the Guarantor but senior to the Guarantee as to dividends, upon liquidation and as to rights upon redemption, then the Guarantee will be deemed to give the holders of Preferred Interests such rights and entitlements as are contained in or attached to such other preferred or preference stock or guarantee such that the Guarantee ranks pari passu as to such rights and entitlements with any such other preferred or preference stock or guarantee.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially and adversely affect the rights of holders of Preferred Interests (in which case no vote will be required), the Guarantee may only be amended by an instrument in writing signed by the Guarantor with the prior approval of the holders of not less than 66 2/3% in liquidation preference of all Preferred Interests then outstanding given either in writing or by vote at a duly constituted meeting of such holders. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the holders of the Preferred Interests. The Guarantor will not assign its obligations under the Guarantee without the prior approval of the holders of not less than 66 2/3% in liquidation preference of all Preferred Interests then outstanding given either in writing or by vote at a duly constituted meeting of such holders.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect as to a series of Preferred Interests upon either (i) full payment of the redemption price (including all accrued and unpaid dividends) for all Preferred Interests of such series, including any redemption of all of a series of Preferred Interests in exchange for Guarantor Preferred Stock (or Depositary Shares representing the same) or (ii) full payment of the amounts payable to holders of Preferred Interests of such series upon liquidation of the Company. The Guarantee will continue to be effective or will be reinstated, as the case may be, with respect to Preferred Interests of such series if at any time any holder of Preferred Interests of such series must restore payment of any sums paid under the Preferred Interests of such series or under the Guarantee for any reason whatsoever.

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) junior in right of payment to all liabilities of the Guarantor,
(ii) pari passu with the most senior preferred stock now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any affiliate of the Guarantor and (iii) senior to the Guarantor's common stock.

     The Guarantee will constitute a guarantee of payment and not of collection. A holder of Preferred Interests may enforce the Guarantee directly against the Guarantor, and the Guarantor will waive any right or remedy to require that any action be brought against the Company or any other person or entity before proceeding against the Guarantor. The Guarantee will not be discharged except by payment of the Guarantee Payments in full (to the extent not paid by the Company) and by complete performance of all obligations of the Guarantor under the Guarantee.

GOVERNING LAW

     The Guarantee will be governed and construed in accordance with the internal laws of the State of New York.

                  DESCRIPTION OF THE GUARANTOR PREFERRED STOCK

     The following is a summary description of certain general terms of the Guarantor Preferred Stock to which any Prospectus Supplement may relate. The particular terms of the Guarantor Preferred Stock and the extent, if any, to which such general terms do not apply to such Guarantor Preferred Stock will be described in such Prospectus Supplement. The summaries of certain terms of the Guarantor Preferred Stock set forth below and in the applicable Prospectus Supplement do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Guarantor's Restated Certificate of Incorporation (the "Certificate of Incorporation"), including the applicable Certificate of Designations (the "Certificate of Designations") relating to the Guarantor Preferred Stock of a series. The Certificate of Incorporation and any such Certificate of Designations will be filed as exhibits to or incorporated by reference in the Registration Statement of which this Prospectus forms a part.

GENERAL

     The Guarantor is authorized by the Certificate of Incorporation to issue 20,000,000 shares of Series Preferred Stock, which may be issued from time to time in one or more series, the shares of each series to have such powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed in the Certificate of Incorporation or in a resolution or resolutions providing for the issue of such series, adopted by the Guarantor's Board of Directors (the "Board of Directors").

     The Board of Directors is authorized, subject to the provisions of the Certificate of Incorporation, to fix for each such series of Series Preferred Stock, and the applicable Prospectus Supplement shall set forth with respect to each series of Guarantor Preferred Stock: (i) the number of shares to constitute such series and the distinctive designation thereof; (ii) the dividend rate, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or series of capital stock, and whether such dividends shall be cumulative or noncumulative; (iii) whether the shares of such series shall be subject to redemption, and, if so, the times, prices and other terms and conditions thereof; (iv) the rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the Guarantor; (v) whether the shares of such series shall be subject to a retirement or sinking fund, and, if so, the extent, terms and provisions relative to the operation thereof; (vi) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or series of the same class, and, if so, the price or rate of conversion or exchange and any method of adjusting the same; (vii) the limitations and restrictions, if any, to be applicable while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by the Guarantor of, the Common Stock, par value $1.00 per share, of the Guarantor (the "Common Stock") or any other class of stock ranking junior to the shares of such series either as to dividends or upon liquidation; (viii) the conditions or restrictions, if any, upon the creation of indebtedness of the Guarantor or upon the issue of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets on liquidation, dissolution or winding up; (ix) the voting rights, if any, of shares of such series in addition to those set forth in "Voting Rights" below; and (x) any other preference and relative, participating, optional, or other special rights, qualifications, limitations or restrictions thereof as shall not be inconsistent with the Certificate of Incorporation.

     The Guarantor Preferred Stock will, when issued, be fully paid and nonassessable. All shares of any one series of Guarantor Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends, if any, thereon shall be cumulative. All series of Guarantor Preferred Stock shall rank equally and be identical in all respects, except as permitted by the Certificate of Incorporation provisions summarized in the preceding paragraph; and all shares of Guarantor Preferred Stock shall rank senior to the Common Stock both as to dividends and upon liquidation. The Common Stock is also subject to all the other powers, rights, privileges, preferences and priorities of the Guarantor Preferred Stock as are stated in the Certificate of Incorporation and as shall be stated and expressed in any resolution or resolutions adopted by the Board of Directors pursuant to the authority summarized in the preceding paragraph. Unless otherwise stated in the applicable Prospectus Supplement, the shares of each series of Guarantor Preferred Stock will upon issuance rank on a parity as to dividends and distributions upon liquidation with the 7.5% Convertible Preferred Stock, 7.5% Convertible Preferred Stock, Series B, Cumulative Participating Convertible Voting Preferred Stock, Series A and 6% Convertible Preferred Stock, of the Guarantor, which the Guarantor is authorized to issue but no shares of which are issued and outstanding as of the date of this Prospectus. The Guarantor Preferred Stock will have no preemptive rights to subscribe for any additional securities that may be issued by the Guarantor.

DIVIDENDS

     Unless otherwise set forth in the applicable Prospectus Supplement, before any dividends may be declared or paid to the holders of shares of the Common Stock or of any other capital stock of the Guarantor ranking junior to any series of the Guarantor Preferred Stock as to the payment of dividends, the holders of the

Guarantor Preferred Stock of that series will be entitled to receive, when and as declared by the Board of Directors, out of the net profits or net assets of the Guarantor legally available therefor, dividends payable at such times and at such rates as will be specified in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, dividends will be payable to the holders of record as they appear on the stock transfer records of the Guarantor on such dates as may be fixed by the Board of Directors.

     Dividends on any series of Guarantor Preferred Stock may be cumulative or noncumulative, as specified in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Guarantor Preferred Stock for which dividends are noncumulative ("Noncumulative Guarantor Preferred Stock"), then the holders of the Guarantor Preferred Stock of that series will have no right to receive a dividend in respect of the dividend period relating to such dividend payment date, and the Guarantor will have no obligation to pay the dividend accrued for such period, whether or not dividends on that series are declared or paid on any future dividend payment dates. If dividends on any series of Guarantor Preferred Stock are not paid in full or declared in full and sums set apart for the payment thereof, then no dividends shall be declared and paid on that series unless declared and paid ratably on all shares of every series of Guarantor Preferred Stock then outstanding, including dividends accrued or in arrears, if any, in proportion to the respective amounts that would be payable per share if all such dividends were declared and paid in full.

     The Prospectus Supplement relating to a series of Guarantor Preferred Stock will specify the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Guarantor or any subsidiary thereof of, the Common Stock or of any other class of stock of the Guarantor ranking junior to the shares of that series as to dividends or upon liquidation and any other preferences, rights, restrictions and qualifications that are not inconsistent with the Certificate of Incorporation.

LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution or winding up of the Guarantor, before any payment or distribution of the assets of the Guarantor (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other class or classes of stock of the Guarantor ranking junior to the Guarantor Preferred Stock upon liquidation, the holders of the shares of the Guarantor Preferred Stock shall be entitled to receive payment at the rate specified in the applicable Certificate of Designations for such series, plus (if dividends on shares of such series of Guarantor Preferred Stock shall be cumulative) an amount equal to all unpaid dividends (whether or not earned or declared) accrued to the date of final distribution to such holders; but such holders shall be entitled to no further payment. If, upon any liquidation, dissolution or winding up of the Guarantor, the assets of the Guarantor or proceeds thereof, distributable among the holders of the shares of the Guarantor Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes hereof, the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Guarantor shall be deemed a voluntary liquidation, dissolution or winding up of the Guarantor, but a consolidation or merger of the Guarantor with one or more other corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

REDEMPTION

     Any series of Guarantor Preferred Stock may be redeemable, in whole or in part, at the option of the Guarantor or pursuant to a retirement or sinking fund or otherwise, on terms and at the times and the redemption prices specified in the applicable Certificate of Designations. If less than all shares of the series at the time outstanding are to be redeemed, the shares to be redeemed will be selected pro rata or by lot, in such manner as may be prescribed by resolution of the Board of Directors.

     Notice of any redemption of a series of Guarantor Preferred Stock will be given by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York, such publication to be made not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Guarantor, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of shares of that series at the addresses shown on the stock transfer records of the Guarantor, but the mailing of such notice will not be a condition of such redemption. In order to facilitate the redemption of shares of Guarantor Preferred Stock, the Board of Directors may fix a record date for the determination of the shares to be redeemed, and such record date will not be more than 60 days nor less than 30 days prior to the redemption date.

     Prior to the redemption date, the Guarantor will deposit money for the payment of the redemption price with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $10,000,000. Unless the Guarantor fails to make such deposit, on the redemption date, all dividends on the series of Guarantor Preferred Stock called for redemption will cease to accrue and all rights of the holders of shares of that series as stockholders of the Guarantor shall cease, except the right to receive the redemption price (but without interest). Unless otherwise specified in the applicable Prospectus Supplement, any monies so deposited which remain unclaimed by the holders of the shares of that series at the end of six years after the redemption date will become the property of, and will be paid by the bank or trust company with which it has been so deposited to, the Guarantor.

CONVERSION RIGHTS

     Guarantor Preferred Stock will not be convertible into Common Stock.

VOTING RIGHTS

     Except as otherwise stated in the Certificate of Incorporation or by the Board of Directors in the resolution providing for the issue of any series of Guarantor Preferred Stock and set forth in the Prospectus Supplement applicable to a particular series of Guarantor Preferred Stock, and except as required by the laws of the State of Delaware, holders of the Guarantor Preferred Stock of that series will not have any voting rights except as set forth below. Whenever dividends on any series of Guarantor Preferred Stock or any other class or series of stock ranking on a parity with that series with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of months equivalent to six calendar quarters, the holders of shares of that series (voting separately as a class with all other series of Guarantor Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Guarantor at the next annual meeting of stockholders and at each subsequent meeting until all dividends accrued on that series have been fully paid or set apart for payment. The term of office of all directors elected by the holders of a series of Guarantor Preferred Stock shall terminate immediately upon the termination of the right of the holders of that series to vote for directors. Whenever the shares of a series are or become entitled to vote, each holder of shares of that series will have one vote for each share held.

     So long as shares of any series of Guarantor Preferred Stock remain outstanding, the Guarantor shall not, without the consent of the holders of at least 66 2/3% of the shares of that series outstanding at the time (voting separately as a class with all other series of Guarantor Preferred Stock upon which like voting rights have been conferred and are exercisable), (i) issue or increase the authorized amount of any class or series of capital stock of the Guarantor ranking senior to the shares of that series as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation or of the resolutions contained in the applicable Certificate of Designations, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the outstanding shares of that series or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized Guarantor Preferred Stock or the creation and issuance of Common Stock or any other series of Guarantor Preferred Stock ranking on a parity with or junior to a series of Guarantor Preferred Stock as to dividends and upon liquidation, shall not be deemed to materially and adversely affect the powers, preferences or special rights of the shares of that series.

     Unless otherwise indicated in the applicable Prospectus Supplement, the transfer agent, dividend disbursing agent and registrar for each series of Guarantor Preferred Stock will be Chemical Bank.

                      DESCRIPTION OF THE DEPOSITARY SHARES

     The following summary and the summary in any Prospectus Supplement of certain terms of the Depositary Shares and Depositary Receipts (as defined below) do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Deposit Agreement relating to the applicable series of Guarantor Preferred Stock, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     The Guarantor, at its option, may elect to offer fractional interests in shares of a series of Guarantor Preferred Stock, rather than whole shares. If the option is exercised, the Guarantor will provide for the issuance by a depositary of depositary receipts ("Depositary Receipts") evidencing depositary shares ("Depositary Shares"), each of which will represent a fractional interest (to be specified in the applicable Prospectus Supplement) in a share of a particular series of the Guarantor Preferred Stock as more fully described below.

     If the Guarantor offers fractional shares of any series of Guarantor Preferred Stock, those shares will be deposited under a separate deposit agreement (a "Deposit Agreement") among the Guarantor, a bank or trust company selected by the Guarantor and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary") and the holders from time to time of the Depositary Receipts issued thereunder by that Depositary. The applicable Prospectus Supplement will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, through the Depositary, and in proportion to the applicable fractional interest in a share of Guarantor Preferred Stock underlying such Depositary Share, to all the rights and preferences of the Guarantor Preferred Stock relating thereto, including dividend, voting, redemption and liquidation rights.

     Pending the preparation of definitive Depositary Receipts, the Depositary, upon the written order of the Guarantor, shall execute and deliver temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts without charge to the holder.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute to the holders of Depositary Receipts evidencing Depositary Shares all cash dividends or other cash distributions received in respect of the underlying fractional shares of Guarantor Preferred Stock in proportion to the respective holdings of the Depositary Shares on the relevant record date. However, the Depositary will distribute only the amount that can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed will be held by the Depositary (without liability for interest thereon) and will be added to and treated as part of the next sum received by the Depositary for distribution to holders of Depositary Receipts then outstanding.

     If the Guarantor distributes property other than cash in respect of shares of Guarantor Preferred Stock deposited under a Deposit Agreement, the Depositary will distribute the property received by it to the record holders of Depositary Receipts evidencing the Depositary Shares relating to those shares of Guarantor Preferred Stock, in proportion, as nearly as may be practicable, to their respective holdings of the Depositary Shares on the relevant record date, unless the Depositary determines that it is not feasible to make such a distribution, in which case the Depositary may, with the approval of the Guarantor, adopt such method as it deems equitable and practicable to give effect to the distribution, including the sale of the property so received and distribution of the net proceeds from such sale to the holders of the Depositary Receipts.

     Each Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Guarantor to holders of the Guarantor Preferred Stock deposited under such Deposit Agreement will be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If the shares of the Guarantor Preferred Stock deposited under a Deposit Agreement are subject to redemption, in whole or in part, then, upon any such redemption, the Depositary Shares relating to those deposited shares will be redeemed from the proceeds received by the Depositary as a result of the redemption. Whenever the Guarantor redeems shares of Guarantor Preferred Stock held by a Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Guarantor Preferred Stock so redeemed. The Depositary will mail the notice of redemption not less than 20 and not more than 50 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed. The redemption price per Depositary Share will be equal to the applicable fraction of the per share redemption price of the Guarantor Preferred Stock underlying such Depositary Share. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     If notice of redemption shall have been given as described above, from and after the date fixed for redemption, unless the Guarantor shall have failed to redeem the shares of Guarantor Preferred Stock so called for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding, and all rights of the holders of such Depositary Shares will cease, except for the right to receive the monies payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING RIGHTS

     As soon as practicable after receipt of notice of any meeting at which the holders of shares of Guarantor Preferred Stock deposited under a Deposit Agreement are entitled to vote, the Depositary will mail the information contained in that notice of meeting (and any accompanying proxy materials) to the holders of the Depositary Shares relating to such Guarantor Preferred Stock as of the record date for such meeting. Each such holder will be entitled, subject to any applicable restrictions, to instruct the Depositary as to the exercise of the voting rights of the Guarantor Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the Guarantor Preferred Stock represented by those Depositary Shares in accordance with the holder's instructions, and the Guarantor will agree to take all action deemed necessary by the Depositary to enable the Depositary to do so. The Depositary will abstain from voting shares of Guarantor Preferred Stock deposited under a Deposit Agreement as to which it has not received specific instructions from the holders of the Depositary Shares representing those shares.

WITHDRAWAL OF STOCK

     Upon surrender of Depositary Receipts at the principal office of the relevant Depositary (unless the Depositary Shares evidenced thereby have previously been called for redemption), and subject to the terms of the related Deposit Agreement, the owner of the Depositary Shares evidenced thereby shall be entitled to delivery of whole shares of Guarantor Preferred Stock and all money and other property, if any, represented by those Depositary Shares. Fractional shares of Guarantor Preferred Stock will not be delivered. If the Depositary Receipts surrendered by the holder evidence Depositary Shares in excess of those representing the number of whole shares of Guarantor Preferred Stock to be withdrawn, the Depositary will deliver to the holder at the same time a new Depositary Receipt evidencing the Depositary Shares. Holders of shares of Guarantor Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under a Deposit Agreement or to receive Depositary Shares therefor. The Guarantor does not expect that there will be any public trading market for the Guarantor Preferred Stock, except as represented by Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing any Depositary Shares and any provision of a Deposit Agreement may at any time and from time to time be amended by agreement between the Guarantor and the Depositary. However, any amendment that materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless and until approved by the holders of at least a majority of the Depositary Shares then outstanding under that Deposit Agreement. Each Deposit Agreement will provide that each holder of Depositary Shares at the time an amendment becomes effective who continues to hold those Depositary Shares will be deemed to have consented to the amendment and will be bound thereby. Except as may be necessary to comply with any mandatory provisions of applicable law, no amendment may impair the right, subject to the terms of the related Deposit Agreement, of any holder of any Depositary Shares to surrender the Depositary Receipt evidencing those Depositary Shares to the Depositary together with instructions to deliver to the holder the whole shares of Guarantor Preferred Stock represented by the surrendered Depositary Shares and all money and other property, if any, represented thereby. A Deposit Agreement may be terminated by the Guarantor or the Depositary only if (i) all outstanding Depositary Shares issued thereunder have been redeemed or (ii) there has been a final distribution in respect of the Guarantor Preferred Stock relating to those Depositary Shares in connection with any liquidation, dissolution or winding up of the Guarantor and the amount received by the Depositary as a result of that distribution has been distributed by the Depositary to the holders of those Depositary Shares.

CHARGES OF DEPOSITARY

     The Guarantor will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Guarantor will pay charges of any Depositary in connection with the initial deposit of Guarantor Preferred Stock and the initial issuance of the relevant Depositary Shares and any redemption of such Guarantor Preferred Stock. Holders of Depositary Shares will pay any other taxes and charges incurred for their accounts as are provided in the relevant Deposit Agreement.

MISCELLANEOUS

     Each Depositary will forward to the holders of Depositary Shares issued by that Depositary all reports and communications from the Guarantor that are delivered to the Depositary and that the Guarantor is required to furnish to the holders of the Guarantor Preferred Stock held by the Depositary. In addition, each Depositary will make available for inspection by the holders of those Depositary Shares, at the principal office of such Depositary and at such other places as it may from time to time deem advisable, all reports and communications received from the Guarantor that are received by such Depositary as the holder of Guarantor Preferred Stock.

     Neither any Depositary nor the Guarantor will assume any obligation or will be subject to any liability under a Deposit Agreement to holders of the Depositary Shares other than for its negligence or willful misconduct. Neither any Depositary nor the Guarantor will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under a Deposit Agreement. The obligations of the Guarantor and any Depositary under a Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Guarantor Preferred Stock unless satisfactory indemnity is furnished. The Guarantor and any Depositary may rely on written advice of counsel or accountants, on information provided by persons presenting Guarantor Preferred Stock for deposit, holders of Depositary Shares or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

     A Depositary may resign at any time by delivering to the Guarantor notice of its election to do so, and the Guarantor may at any time remove any Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

     Each series of Preferred Interests and each series of Guarantor Preferred Stock (or Depositary Shares) (collectively, the "Securities") may be issued in certificated or book-entry form, as specified in the applicable Prospectus Supplement. The Securities issued in book-entry form from the perspective of the beneficial owners thereof (the "Securityholders") will be issued in the form of a single global stock certificate or a single global Depositary Receipt (as the case may be) registered in the name of the nominee of DTC.

     DTC is a limited-purpose trust company created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in the accounts of the Participants. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to others (such as banks, brokers, dealers and trust companies) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). Persons who are not Participants or Indirect Participants may beneficially own securities held by DTC only through Participants or Indirect Participants.

     DTC's nominee for all purposes will be considered the sole owner or holder of the securities held in book-entry form. Owners of beneficial interests in the global stock certificate or Depositary Receipt will not be entitled to have the Securities registered in their names, will not receive or be entitled to receive physical delivery of the Securities in definitive form, and will not be considered the holders thereof under the L.L.C. Agreement, the Actions or any Deposit Agreement.

     None of the Company, the Guarantor nor the Depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global stock certificate or Depositary Receipt, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     A Securityholder's ownership of the Securities issued in book-entry form will be recorded on or through the records of the brokerage firm or other entity that maintains that Securityholder's account. In turn, the total number of shares of the Securities held by an individual brokerage firm or other entity for its clients will be maintained on the records of DTC in the name of that brokerage firm or other entity (or in the name of a Participant that acts as agent for the Securityholder's brokerage firm or other entity if it is not a Participant). Therefore, a Securityholder must rely upon the records of the Securityholder's brokerage firm or other entity to evidence the Securityholder's ownership of the Securities and transfer of ownership of those Securities may be effected only through the brokerage firm or other entity that maintains the Securityholder's account.

     If less than all of the Preferred Interests of any series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each participant in such series to be redeemed.

     Dividends or other distributions payable in respect of the Securities will be paid by the Company, the Guarantor or the Depositary, as the case may be, to DTC. DTC will be responsible for crediting the amount of payments that it receives to the accounts of the Participants in accordance with their respective standard procedures, which currently provide for payment in next-day funds. Each Participant will be responsible for disbursing the payments for which it is so credited to the Securityholders that it represents and to each brokerage firm or other entity for which it acts as agent. Each such brokerage firm or other entity will be responsible for disbursing funds to the Securityholders that it represents. It is suggested that any purchaser of the Securities with accounts at more than one brokerage firm or other entity effect transactions in the Securities only through the brokerage firm or firms or other entity or entities that hold such purchaser's Securities.

     If DTC is at any time unwilling or unable to continue as depository in respect of a global certificate or global Depositary Receipt and a successor depository is not appointed by the Company, the Guarantor or the Depositary, as the case may be, within 90 days, the Company or the Guarantor, as the case may be, will issue Securities in definitive form in exchange for the global stock certificate or global Depositary Receipt. In addition, the Company or the Guarantor, as the case may be, may determine at any time not to have the Securities represented by a global stock certificate or global Depositary Receipt (as the case may be), and, in such event, will issue the Securities in definitive form in exchange for such global stock certificate or global Depositary Receipt. In either instance, an owner of a beneficial interest in the global stock certificate or global Depositary Receipt will be entitled to have the Securities equal in aggregate amount to that beneficial interest registered in its name and will be entitled to physical delivery of a definitive certificate or other instrument evidencing such Securities. The registered holder of the Securities will be entitled to receive the dividends or other distributions or, if applicable, the redemption price payable in respect of such Securities, upon surrender of the certificate (or Depositary Receipt) evidencing such Securities to the Company, the Guarantor or the Depositary, as the case may be, in accordance with the procedures set forth in the L.L.C. Agreement, the Actions or Deposit Agreement (as the case may be).

                                    TAXATION

     The following is a summary of the principal U.S. Federal income tax consequences, based on the advice of Cravath, Swaine & Moore, of the purchase, ownership, and disposition of the Preferred Interests, to a holder that is a citizen or resident of the United States, a corporation, partnership, or other entity created or organized under the laws of the United States or any state thereof or the District of Columbia, an estate or trust the income of which is subject to U.S. Federal income taxation regardless of source, or a person that is otherwise subject to U.S. Federal income tax on a net income basis with respect to the Preferred Interests (a "U.S. Holder"). Because the Preferred Interests are intended to be offered and sold only to investors that are U.S. Holders, this summary does not address the U.S. Federal income tax consequences to persons other than U.S. Holders.

     This summary is based on the U.S. Federal income tax laws, regulations, and rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. It does not include any description of the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Interests or the holders thereof. This summary considers only initial U.S. Holders (except where otherwise expressly indicated) that hold the Preferred Interests as capital assets, and does not address the tax consequences applicable to subsequent purchasers of Preferred Interests or to investors that may be subject to special tax rules such as banks, insurance companies, dealers in stocks, tax exempt persons or persons that will hold the Preferred Interests as a position in a "straddle", as part of a "synthetic security" or "hedge", or as part of a "conversion transaction" or other integrated investment. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar.

     INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF HOLDING THE PREFERRED INTERESTS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

  Income from the Preferred Interests

     In the opinion of Cravath, Swaine & Moore, the Company will be treated as a partnership for U.S. Federal income tax purposes. Such opinion relies, in part, upon the opinion of Richards, Layton & Finger, P.A., special Delaware counsel to the Company, as to certain matters. Each U.S. Holder will be required to include in its gross income its distributive share of the Company's net income. A U.S. Holder's distributive share of such income will generally equal the amount of such dividends on the Preferred Interests, except (a) income will accrue to a U.S. Holder as interest accrues on the Loan Notes rather than when dividends are paid on the Preferred Interests, and (b) in the limited circumstances described below under "Potential Extension of the Payment Period" and "Use of Convention". Any amount so included in a U.S. Holder's gross income will increase its tax basis in the Preferred Interests and the amount of cash dividends to the U.S. Holder will reduce its tax basis in the Preferred Interests. No portion of such income will be eligible for the dividends-received deduction.

  Disposition of the Preferred Interests

     Except as described below under "Redemption of the Preferred Interests in Exchange for Guarantor Preferred Stock", gain or loss will be recognized on a sale, exchange or other disposition of the Preferred Interests (including a distribution of cash in redemption of all of a U.S. Holder's Preferred Interests) equal to the difference between the amount realized and the U.S. Holder's tax basis in such Preferred Interests. In the case of a cash distribution in partial redemption of a U.S. Holder's Preferred Interests, no loss will be recognized, the U.S. Holder's tax basis in the Preferred Interests will be reduced by the amount of the distribution, and the U.S. Holder will recognize gain to the extent, if any, that the amount of the distribution exceeds its tax basis in the Preferred Interests. Gain or loss recognized by a U.S. Holder on the sale or exchange (or on a distribution of cash in redemption) of Preferred Interests held for more than one year will generally be long-term capital gain or loss (although under some circumstances a subsequent U.S. Holder may have ordinary income in such cases).

     The Company will not make an election under section 754 of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, a subsequent purchaser of Preferred Interests will not be permitted to adjust its taxable income from the Company to reflect any difference between its purchase price for the Preferred Interests and the Company's underlying tax basis for its assets.

  Redemption of the Preferred Interests in Exchange for Guarantor Preferred
Stock

     The Guarantor will have the right, subject to certain conditions, to issue and deliver to the Company, in exchange for a Loan Note, shares of a series of Guarantor Preferred Stock (or Depositary Shares). As discussed under "Description of the Preferred Interests -- Mandatory Redemption", in the event of such exchange, the Company is obligated to redeem such series of Preferred Interests, as an entirety, solely in exchange for shares of the same series of Guarantor Preferred Stock (or Depositary Shares) so delivered to the Company by the Guarantor. Such an exchange should be treated as a non-taxable exchange to each U.S. Holder (except to the extent any Guarantor Preferred Stock (or Depositary Shares) received is allocable to accrued but unpaid interest on a Loan Note not previously allocated to the U.S. Holder) and should result in the U.S. Holder receiving an aggregate tax basis in the Guarantor Preferred Stock (or Depositary Shares) so received (other than any portion of such stock allocable to such accrued but unpaid interest on a Loan Note) which should be equal to such U.S. Holder's aggregate tax basis in its Preferred Interests. Any Guarantor Preferred Stock (or Depositary Shares) received by a U.S. Holder which is allocable to such accrued but unpaid interest on the Loan Note would be taxable to such U.S. Holder as a payment of such interest in accordance with such U.S. Holder's Federal income tax accounting method and the U.S. Holder would take a fair value tax basis in such Guarantor Preferred Stock (or Depositary Shares). Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Guarantor Preferred Stock represented by such Depositary Shares. A U.S. Holder's holding period in the Guarantor Preferred Stock (or Depositary Shares) received in redemption of Preferred Interests will include the period for which the Preferred Interests were held by the U.S. Holder.

     However, it is possible that a U.S. Holder may have a taxable income, gain, loss or deduction equal to the difference, if any, between the fair market value of the Guarantor Preferred Stock (or Depositary Shares) received by a U.S. Holder upon such redemption and the U.S. Holder's tax basis in the Preferred Interests so redeemed. If such a loss (or expense item) is recognized, its deductibility by a U.S. Holder may be subject to limitations (such as the limitation on deductibility of capital losses), the application of which will depend upon the U.S. Holder's personal tax situation. A U.S. Holder's aggregate tax basis in the Guarantor Preferred Stock (or Depositary Shares) received upon such redemption should be equal to such U.S. Holder's aggregate tax basis in the Preferred Interests so redeemed, increased by any gain recognized upon the redemption exchange and reduced by any loss (or expense item) referred to above recognized upon such redemption.

     A U.S. Holder will recognize gain or loss measured by the difference, if any, between cash received in respect of a fractional Depositary Share and the U.S. Holder's tax basis in such fractional Depositary Share.

     If the Preferred Interests are redeemed in exchange for Guarantor Preferred Stock (or Depositary Shares), any distributions paid on the Guarantor Preferred Stock (or Depositary Shares) will be taxable to a U.S. Holder as ordinary dividend income to the extent of the Guarantor's current and accumulated earnings and profits. To the extent that the amount of distributions paid on such Guarantor Preferred Stock (or Depositary Shares) exceeds the Guarantor's current and accumulated earnings and profits (as determined for U.S. Federal income tax purposes), such excess distributions will be treated first as a return of capital (reducing the U.S. Holder's adjusted tax basis in such Guarantor Preferred Stock (or Depositary Shares)), and then as capital gain. Such capital gain would be long-term capital gain if the U.S. Holder's holding period for the Guarantor Preferred Stock (or Depositary Shares) exceeds one year. To the extent that distributions on the Guarantor Preferred Stock (or Depositary Shares) are treated as dividends, a U.S. Holder that is a corporation may be eligible for the 70% dividends-received deduction, subject to certain limitations and certain holding period requirements (although the benefit of such deduction may be reduced or eliminated by the alternative minimum tax). The dividends-received deduction may also be reduced if the Guarantor Preferred Stock is considered "debt financed" for U.S. Federal income tax purposes.

     In addition, if the Guarantor Preferred Stock (or Depositary Shares) are issued in exchange for the Loan Note and at the time of issuance have a fair market value that is less than or exceeds their liquidation preference (such difference, the "discount" or "premium", respectively), then it is possible but not certain that a U.S. Holder receiving such Guarantor Preferred Stock (or Depositary Shares) may be required (a) if the Guarantor Preferred Stock (or Depositary Shares) are issued at a discount, to take the amount of the discount into income as a constructive dividend over some period of time (which period, if the exchange date is prior to March [ ], 1999, would probably end on March
[ ], 1999), and (b) if the Guarantor Preferred Stock (or Depositary Shares) are issued at a premium, to treat all actual dividends on the Guarantor Preferred Stock (or Depositary Shares) as "extraordinary dividends", which requires that the holder's tax basis in the Guarantor Preferred Stock (or Depositary Shares) be reduced by the portion of the dividends that are not subject to tax by virtue of the dividends received deduction. These results are uncertain and are subject to change by tax regulations that may be issued prior to (or perhaps after) the issuance of the Guarantor Preferred Stock (or Depositary Shares).

     A U.S. Holder of Guarantor Preferred Stock (or Depositary Shares) will recognize capital gain or loss on the sale or other disposition thereof equal to the difference between the amount realized and the U.S. Holder's tax basis therefor. Gain or loss recognized by a U.S. Holder on the sale or exchange of Guarantor Preferred Stock (or Depositary Shares) held for more than one year generally will be long-term capital gain or loss. A redemption of the Guarantor Preferred Stock (or Depositary Shares) for cash will generally be treated as a sale or exchange resulting in capital gain or loss unless the U.S. Holder owns other shares of stock of the Guarantor and certain other conditions apply, in which case such redemption will be treated as a distribution (as described in the preceding paragraph). However, under certain circumstances, a subsequent U.S. Holder who receives Guarantor Preferred Stock in exchange therefor may have ordinary income on a disposition of the Guarantor Preferred Stock.

  Potential Extension of the Payment Period

     Under the terms of an agreement governing a Loan Note, the Guarantor may be permitted to extend the interest payment period of such Loan Note. If the payment period is extended, the Company will continue to accrue income equal to the amount of the interest payment due at the end of the extended payment period over the term of the extended payment period.

     Accrued income for any month will be allocated but not distributed to holders of record of the Preferred Interests on the record date for dividends in respect of such month. As a result, holders of record during an extended interest payment period will be required to include in gross income an amount equal to the dividends accrued on the Preferred Interests in advance of the receipt of such dividend in cash. The subsequent receipt of cash in respect of such dividend will not also be includible in gross income.

  Use of Convention

     The Company will adopt a convention under which all of the net income accrued by the Company in any calendar month will be allocated to holders of record on the record date for dividends in respect of such month. It is unclear whether this convention will be respected for U.S. Federal income tax purposes. If it is not respected, the distributive share of the Company's net income allocable to Preferred Interests in respect of a month in which such interests are sold may be allocated between the seller and the purchaser on some other basis. Any amount so allocated to the holder, whether as seller or purchaser, would be includible in the holder's income and would increase such holder's tax basis in the Preferred Interests.

  Company Information Returns and Audit Procedures

     The Managing Member will furnish each holder with a Schedule K-1 setting forth such holder's allocable share of the income of the Company. The Schedule K-1 will be furnished within 90 days after the close of the Company's taxable year.

     Any person who holds Preferred Interests as a nominee for another person is required by law to furnish to the Company: (a) the name, address, and taxpayer identification number of the beneficial owner and the nominee; (b) notice of whether the beneficial owner is (i) a person that is not a United States person,
(ii) a foreign government, an international organization, or any wholly owned agency or instrumentality of either of the foregoing, or (iii) a tax-exempt entity; (c) the amount and description of Preferred Interests held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including certain information on Preferred Interests that they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Company.

                                 ERISA MATTERS

     The Company, the Guarantor, PaineWebber and other affiliates of the Company or the Guarantor may each be considered a "party in interest" (within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or a "disqualified person" (within the meaning of Section 4975 of the
Code) with respect to many employee benefit plans ("Plans") that are subject to ERISA. The purchase and/or holding of Preferred Interests, Guarantor Preferred Stock or Depositary Shares by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of
Section 4975 of the Code (including individual retirement arrangements and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company, the Guarantor, PaineWebber or any other affiliate of the Company or the Guarantor is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Preferred Interests, Guarantor Preferred Stock or Depositary Shares are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds) or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). Any pension or other employee benefit plan proposing to acquire any Preferred Interests, Guarantor Preferred Stock or Depositary Shares should consult with its counsel. In addition, prospective purchasers should consider the possible application of John Hancock Mutual Life Ins. Co. v. Harris Bank and Trust, a U.S. Supreme Court case decided December 13, 1993, which interpreted the fiduciary responsibility rules of ERISA to conclude that the assets held in an insurance company's general account may be deemed to be "plan assets" for ERISA purposes under certain circumstances.

                              PLAN OF DISTRIBUTION

     The Company may sell the Preferred Interests being offered hereby (i) directly to one or more purchasers, (ii) through agents designated from time to time, (iii) to dealers or (iv) through underwriters or a group of underwriters. The applicable Prospectus Supplement will set forth the terms of the offering of the Preferred Interests, including the name or names of any underwriters, the purchase price of the Preferred Interests and the proceeds to the Company from such sale, any underwriting commissions and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Preferred Interests may be listed.

     If underwriters are used in the sale, Preferred Interests will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Preferred Interests may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Such managing underwriter or underwriters may include PaineWebber or other affiliates of the Company or the Guarantor. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Preferred Interests will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Preferred Interests if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Preferred Interests may be sold directly by the Company or through agents designated by the Company from time to time. Any agents involved in the offer or sale of Preferred Interests will be named, and any commissions payable by the Company to such agents will be set forth, in the applicable Prospectus Supplement. Such agents may include PaineWebber or other affiliates of the Company or the Guarantor. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Any underwriters, dealers or agents participating in the distribution of Preferred Interests may be deemed to be underwriters and any discounts or commissions received by them in connection therewith may be deemed to be underwriting discounts and commissions under the Securities Act. Agents and underwriters may be entitled under agreements entered into with the Company and the Guarantor to indemnification by the Company and the Guarantor against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Guarantor or its affiliates in the ordinary course of business.

     PaineWebber or other affiliates of the Guarantor may offer and sell previously issued Preferred Interests, Guarantor Preferred Stock or Depositary Shares of any series from time to time in the course of its or their business as a broker-dealer (subject to obtaining any necessary approvals of the New York Stock Exchange or other national securities exchange or trading market for any such offers and sales). PaineWebber or such other affiliates may act as principal or agent in those transactions. The Preferred Interests, Guarantor Preferred Stock or Depositary Shares may be offered or sold in such transactions on any securities exchange on which such securities may be listed. Sales will be made at prices related to prevailing prices at the time of sale.

     All distributions of the Preferred Interests will conform to the requirements set forth in the applicable sections of Schedule E of the By-Laws of the NASD.

                                 LEGAL MATTERS

     The validity of the Preferred Interests offered hereby will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the Company. The validity of the Guarantee relating to the Preferred Interests and validity of the Guarantor Preferred Stock (and Depositary Shares representing the same) will be passed upon on behalf of the Company and the Guarantor by Cravath, Swaine & Moore, New York, New York, and on behalf of any underwriters or agents by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Guarantor for the year December 31, 1992, incorporated by reference in the Guarantor's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

- --------------------------------------------------------------------------
- --------------------------------------------------------------------------

    No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, Paine Webber Group Inc. or any agent, underwriter or dealer. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus Supplement and the accompanying Prospectus at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

               -----------------
               TABLE OF CONTENTS

                                              PAGE
                                              -----
Prospectus Supplement
PaineWebber Finance L.L.C..................     S-2
Paine Webber Group Inc.....................     S-2
Certain Terms of the Series A Interests....     S-4
Description of the Loans...................     S-7
Certain Terms of the Depositary Shares.....    S-13
Certain Terms of the Guarantor Preferred
  Stock....................................    S-13
Underwriting...............................    S-16

Prospectus
Available Information......................       2
Documents Incorporated by Reference........       2
Paine Webber Group Inc.....................       3
PaineWebber Finance L.L.C..................       4
Use of Proceeds............................       4
Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends............       5
Description of the Preferred Interests.....       5
Description of the Guarantee...............       9
Description of the Guarantor Preferred
  Stock....................................      11
Description of the Depositary Shares.......      15
Book-Entry Procedures and Settlement.......      18
Taxation...................................      19
ERISA Matters..............................      22
Plan of Distribution.......................      22
Legal Matters..............................      23
Experts....................................      23
- ---------------------------------------------------
- ---------------------------------------------------

- -------------------------------------------------------
- -------------------------------------------------------

          [                 ] INTERESTS

            PAINEWEBBER FINANCE L.L.C.

               % EXCHANGEABLE CUMULATIVE
           PREFERRED LIMITED LIABILITY
                COMPANY INTERESTS,
                     SERIES A
             (LIQUIDATION PREFERENCE
            $25 PER SERIES A INTEREST)

             GUARANTEED TO THE EXTENT
               SET FORTH HEREIN BY

             PAINE WEBBER GROUP INC.
          -------------------------------

              PROSPECTUS SUPPLEMENT

          -------------------------------

             PAINEWEBBER INCORPORATED

               [OTHER UNDERWRITERS]
             ------------------------
                  MARCH   , 1994
- -------------------------------------------------------
- -------------------------------------------------------

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates.

    Registration fee..........................................................   $137,932
    NASD filing fee...........................................................     30,500
    Rating agency fees........................................................     20,000
    Fees and expenses of accountants..........................................     50,000
    Fees and expenses of counsel..............................................    100,000
    Printing and engraving expenses...........................................     75,000
    Blue Sky fees and expenses................................................     25,000
    Miscellaneous.............................................................     30,000
                                                                                 --------
              Total...........................................................   $468,432
                                                                                 --------
                                                                                 --------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the General Corporation Law of the State of Delaware gives corporations the power to eliminate or limit the personal liability of directors under certain circumstances. Section 145 of the General Corporation Law of the State of Delaware gives corporations the power to indemnify directors and officers under certain circumstances.

     Article IX of the Restated Certificate of Incorporation (relating to the elimination of personal liability) of Paine Webber Group Inc. is hereby incorporated by reference to Exhibit 3 to Paine Webber Group Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1987 filed with the Commission pursuant to the Securities Exchange Act of 1934. Article VII of Paine Webber Group Inc.'s By-Laws (relating to indemnification) is hereby incorporated by reference to Exhibit 3.1 to Paine Webber Group Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1987 filed with the Commission pursuant to the Securities Exchange Act of 1934 (File No. 1-7367.)

     Paine Webber Group Inc. also maintains directors and officers liability and corporate reimbursement insurance which provides for coverage against loss arising from claims made against directors and officers in their capacity as such. The general scope of coverage is any breach of duty, neglect, error, misstatement, misleading statement or omission. Such policy does not exclude liabilities under the Securities Act of 1933. Paine Webber Group Inc. also maintains fiduciary liability insurance for losses in connection with claims made against directors or officers for violation of any of the responsibilities, obligations or duties imposed upon fiduciaries under the Employee Retirement Income Security Act of 1974.

     See the proposed form of Underwriting Agreement included as Exhibit 1 hereto for certain indemnification provisions.

ITEM 16.  EXHIBITS.

      1      --  Form of Underwriting Agreement.
      3.1    --  Certificate of Formation of PaineWebber Finance L.L.C.
      3.2    --  Limited Liability Company Agreement of PaineWebber Finance L.L.C.
      4.1    --  Form of Payment and Guarantee Agreement of Paine Webber Group Inc.
      4.2    --  Form of Loan Agreement between PaineWebber Finance L.L.C. and Paine Webber
                  Group Inc.

      4.3      -- Restated Certificate of Incorporation of Paine Webber Group Inc. as filed with the Office of the Secretary of State of the State of Delaware on May 4, 1987
                 (incorporated by reference to Paine Webber Group Inc.'s Form 10-Q for the quarter ended March 31, 1987).
      4.4      -- Certificate of Stock Designation (elimination) relating to Paine Webber Group
                 Inc.'s 7% Cumulative Convertible Exchangeable Voting Preferred Stock, Series A
                 as filed with the Office of the Secretary of State of the State of Delaware on
                 November 5, 1992 (incorporated by reference to Exhibit 3.1 of Paine Webber
                 Group Inc.'s Form 10-K for the year ended December 31, 1992).
      4.5      -- Certificate of Designation, Preference and Rights relating to Paine Webber
                 Group Inc.'s 7% Cumulative Convertible Exchangeable Voting Preferred Stock,
                 Series A as filed with the Office of the Secretary of State of the State of
                 Delaware on December 15, 1987 (incorporated by reference to Exhibit 3.1 of
                 Paine Webber Group Inc.'s Form 10-Q for the quarter ended June 30, 1988).
      4.6      -- Certificate of Amendment to the Restated Certificate of Incorporation of Paine
                 Webber Group Inc. as filed with the Office of the Secretary of State of the
                 State of Delaware on June 3, 1988 (incorporated by reference to Exhibit 3.2 of
                 Paine Webber Group Inc.'s Form 10-Q for the quarter ended June 30, 1988).
      4.7      -- Certificate of Powers, Designations, Preferences and Rights relating to Paine
                 Webber Group Inc.'s 7.5% Convertible Preferred Stock as filed with the Office of the Secretary of State of the State of Delaware on January 16, 1992
                 (incorporated by reference to Exhibit 3.1 to Paine Webber Group Inc.'s Form
                 10-K for the year ended December 31, 1991).
      4.8      -- Certificate of Powers, Designations, Preferences and Rights relating to Paine
                 Webber Group Inc.'s 7.5% Convertible Preferred Stock, Series B, as filed with the Office of the Secretary of State of the State of Delaware on January 16,
                 1992 (incorporated by reference to Exhibit 3.2 to Paine Webber Group Inc.'s
                 Form 10-K for the year ended December 31, 1991).
      4.9      -- Certificate of Designation, Preference and Rights relating to Paine Webber
                 Group Inc.'s Cumulative Participating Convertible Voting Preferred Stock,
                 Series A as filed with the Office of the Secretary of State of the State of
                 Delaware on November 5, 1992 (incorporated by reference to Exhibit 3 of Paine
                 Webber Group Inc.'s Form 10-Q for the quarter ended September 30, 1992).
     4.10      -- Certificate of Powers, Designations, Preferences and Rights relating to Paine
                 Webber Group Inc.'s 6% Convertible Preferred Stock as filed with the Office of the Secretary of State of the State of Delaware on February 10, 1994 (to be
                 filed by amendment or incorporated by reference to Paine Webber Group Inc.'s
                 Form 8-K to be filed prior to the effective date of this Registration
                 Statement).
     4.11      -- By-Laws of Paine Webber Group Inc. as amended March 1, 1988 (incorporated by reference to Exhibit 3.1 of Paine Webber Group Inc.'s Form 10-K for the year ended December 31, 1987).
     4.12      -- Form of Deposit Agreement.
      5.1      -- Opinion of Richards, Layton & Finger, P.A. as to legality of the Preferred
                 Interests.
      5.2      -- Opinion of Cravath, Swaine & Moore as to legality of the Guarantee and the
                 Guarantor Preferred Stock.
      8        -- Opinion of Cravath, Swaine & Moore as to tax matters.
     12        -- Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
                 Dividends (incorporated by reference to Exhibit 12.1 to Paine Webber Group
                 Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1993).
     23.1      -- Consent of Ernst & Young.
     23.2      -- Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.1).
     23.3      -- Consents of Cravath, Swaine & Moore (included in Exhibits 5.2 and 8).
     24        -- Powers of attorney (set forth on the signature pages of this Registration
                 Statement).

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrants each hereby undertake:

          (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Paine Webber Group Inc. pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Paine Webber Group Inc.'s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described under Item 15 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants each hereby undertake:

          (d)(1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The Company hereby undertakes to provide to the underwriters of the Preferred Interests at the closing specified in the underwriting agreement certificates for such Preferred Interests in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser thereof.

                    SIGNATURES OF PAINEWEBBER FINANCE L.L.C.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, PAINEWEBBER FINANCE L.L.C. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON MARCH 15, 1994.

                                          PAINEWEBBER FINANCE L.L.C.,

                                          By: PAINE WEBBER GROUP INC.,
                                              as Managing Member

                                              By: /s/ Regina Dolan
                                            ------------------------------------
                                              (Regina Dolan, Chief Financial
                                              Officer of the Managing Member)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints REGINA DOLAN, PIERCE R. SMITH and THEODORE A. LEVINE, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT AND POWER OF ATTORNEY HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                  SIGNATURE                                TITLE                     DATE
- ---------------------------------------------   ----------------------------   ----------------
        /s/  REGINA DOLAN                       Chief Financial Officer of      March 15, 1994
        -------------------------------         the Managing Member
            (REGINA DOLAN)                      (principal executive officer
                                                of PaineWebber Finance
                                                L.L.C.)

        /s/  PIERCE R. SMITH                    Treasurer of the Managing       March 15, 1994
        -------------------------------         Member (principal financial
            (PIERCE R. SMITH)                   and accounting officer of
                                                PaineWebber Finance L.L.C.)

                     SIGNATURES OF PAINE WEBBER GROUP INC.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, PAINE WEBBER GROUP INC. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON MARCH 15, 1994.

                                          PAINE WEBBER GROUP INC.
                                               (Registrant)

                                          By: /s/  DONALD B. MARRON
                                          -------------------------------------
                                              (Donald B. Marron, Chairman of the
                                              Board, Chief Executive Officer and
                                              Director)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DONALD B. MARRON, PIERCE R. SMITH and THEODORE A. LEVINE, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT AND POWER OF ATTORNEY HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

               SIGNATURE                              TITLE                        DATE
- ----------------------------------------   ----------------------------   -----------------------
         /s/ DONALD B. MARRON              Chairman of the Board, Chief       March 15, 1994
         ----------------------------      Executive Officer, Director
            (DONALD B. MARRON)             (principal executive
                                           officer)

         /s/ REGINA DOLAN                  Vice President and Chief           March 15, 1994
         ----------------------------      Financial Officer (principal
            (REGINA DOLAN)                 financial and accounting
                                           officer)

         /s/ T. STANTON ARMOUR                       Director                 March 15, 1994
         ----------------------------
            (T. STANTON ARMOUR)

         /s/ E. GARRETT BEWKES, JR.                  Director                 March 15, 1994
         ----------------------------
            (E. GARRETT BEWKES, JR.)

         /s/ JOHN A. BULT                            Director                 March 15, 1994
         ----------------------------
            (JOHN A. BULT)

         /s/ YOZO FUJISAWA                           Director                 March 15, 1994
         ----------------------------
            (YOZO FUJISAWA)

               SIGNATURE                              TITLE                        DATE
- ----------------------------------------   ----------------------------   -----------------------
         /s/ JOSEPH J. GRANO, JR.                    Director                 March 15, 1994
         -------------------------------
            (JOSEPH J. GRANO, JR.)

         /s/ PAUL B. GUENTHER                        Director                 March 15, 1994
         -------------------------------
            (PAUL B. GUENTHER)

         /s/ JOHN E. KILGORE, JR.                    Director                 March 15, 1994
         -------------------------------
            (JOHN E. KILGORE, JR.)

         /s/ ROBERT M. LOEFFLER                      Director                 March 15, 1994
         -------------------------------
            (ROBERT M. LOEFFLER)

         /s/ EDWARD RANDALL, III                     Director                 March 15, 1994
         -------------------------------
            (EDWARD RANDALL, III)

         /s/ HENRY ROSOVSKY                          Director                 March 15, 1994
         -------------------------------
            (HENRY ROSOVSKY)

         /s/ KYOSAKU SORIMACHI                       Director                 March 15, 1994
         -------------------------------
            (KYOSAKU SORIMACHI)

                                 EXHIBIT INDEX

                                                                                      SEQUENTIALLY
                                                                                        NUMBERED
    EXHIBIT                                                                               PAGE
      NO.                                  DESCRIPTION
    -------    --------------------------------------------------------------------
       1         -- Form of Underwriting Agreement.
       3.1       -- Certificate of Formation of PaineWebber Finance L.L.C.
       3.2       -- Limited Liability Company Agreement of PaineWebber Finance
                   L.L.C.
       4.1       -- Form of Payment and Guarantee Agreement of Paine Webber Group
                   Inc.
       4.2       -- Form of Loan Agreement between PaineWebber Finance L.L.C. and
                   Paine Webber Group Inc.
       4.3       -- Restated Certificate of Incorporation of Paine Webber Group Inc.
                   as filed with the Office of the Secretary of State of the State of Delaware on May 4, 1987 (incorporated by reference to Paine
                   Webber Group Inc.'s Form 10-Q for the quarter ended March 31,
                   1987).
       4.4       -- Certificate of Stock Designation (elimination) relating to Paine
                   Webber Group Inc.'s 7% Cumulative Convertible Exchangeable
                   Voting Preferred Stock, Series A as filed with the Office of the
                   Secretary of State of the State of Delaware on November 5, 1992
                   (incorporated by reference to Exhibit 3.1 of Paine Webber Group
                   Inc.'s Form 10-K for the year ended December 31, 1992).
       4.5       -- Certificate of Designation, Preference and Rights relating to
                   Paine Webber Group Inc.'s 7% Cumulative Convertible Exchangeable
                   Voting Preferred Stock, Series A as filed with the Office of the
                   Secretary of State of the State of Delaware on December 15, 1987
                   (incorporated by reference to Exhibit 3.1 of Paine Webber Group
                   Inc.'s Form 10-Q for the quarter ended June 30, 1988).
       4.6       -- Certificate of Amendment to the Restated Certificate of
                   Incorporation of Paine Webber Group Inc. as filed with the
                   Office of the Secretary of State of the State of Delaware on
                   June 3, 1988 (incorporated by reference to Exhibit 3.2 of Paine
                   Webber Group Inc.'s Form 10-Q for the quarter ended June 30,
                   1988).
       4.7       -- Certificate of Powers, Designations, Preferences and Rights
                   relating to Paine Webber Group Inc.'s 7.5% Convertible Preferred
                   Stock as filed with the Office of the Secretary of State of the
                   State of Delaware on January 16, 1992 (incorporated by reference to Exhibit 3.1 to Paine Webber Group Inc.'s Form 10-K for the
                   year ended December 31, 1991).
       4.8       -- Certificate of Powers, Designations, Preferences and Rights
                   relating to Paine Webber Group Inc.'s 7.5% Convertible Preferred
                   Stock, Series B, as filed with the Office of the Secretary of
                   State of the State of Delaware on January 16, 1992 (incorporated by reference to Exhibit 3.2 to Paine Webber Group Inc.'s Form
                   10-K for the year ended December 31, 1991).
       4.9       -- Certificate of Designation, Preference and Rights relating to
                   Paine Webber Group Inc.'s Cumulative Participating Convertible
                   Voting Preferred Stock, Series A as filed with the Office of the
                   Secretary of State of the State of Delaware on November 5, 1992
                   (incorporated by reference to Exhibit 3 of Paine Webber Group
                   Inc.'s Form 10-Q for the quarter ended September 30, 1992).

                                                                                      SEQUENTIALLY
    EXHIBIT                                                                             NUMBERED
      NO.                                  DESCRIPTION                                    PAGE
    -------    --------------------------------------------------------------------   ------------
       4.10      -- Certificate of Powers, Designations, Preferences and Rights
                   relating to Paine Webber Group Inc.'s 6% Convertible Preferred
                   Stock as filed with the Office of the Secretary of State of the
                   State of Delaware on February 10, 1994 (to be filed by amendment or incorporated by reference to Paine Webber Group Inc.'s Form
                   8-K to be filed prior to the effective date of this Registration
                   Statement).
       4.11      -- By-Laws of Paine Webber Group Inc. (incorporated by reference to
                   Exhibit 3.1 of Paine Webber Group Inc.'s Form 10-K for the year ended December 31, 1987).
       4.12      -- Form of Deposit Agreement.
        5.1      -- Opinion of Richards, Layton & Finger, P.A. as to legality of the
                   Preferred Interests.
        5.2      -- Opinion of Cravath, Swaine & Moore as to legality of the
                   Guarantee and the Guarantor Preferred Stock.
          8      -- Opinion of Cravath, Swaine & Moore as to tax matters.
         12      -- Computation of Ratio of Earnings to Combined Fixed Charges and
                   Preferred Stock Dividends (incorporated by reference to Exhibit
                   12.1 to Paine Webber Group Inc.'s Quarterly Report on Form 10-Q
                   for the quarter ended September 30, 1993).
       23.1      -- Consent of Ernst & Young.
       23.2      -- Consent of Richards, Layton & Finger, P.A. (included in Exhibit
                   5.1).
       23.3      -- Consents of Cravath, Swaine & Moore (included in Exhibits 5.2 and 8).
         24      -- Powers of attorney (set forth on the signature pages of this
                   Registration Statement).